UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Williams-Sonoma, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:	May 29, 2014

TIME:	9:00 a.m. Pacific Daylight Time

PLACE:	Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109

ITEMS OF BUSINESS:	1) The election of our Board of Directors;

2) An advisory vote to approve executive compensation;

3) The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2015; and

4) Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO CAN VOTE:	You may vote if you were a stockholder of record as of March 31, 2014.

By Order of the Board of Directors

David King Secretary April 10, 2014

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

i

3250 Van Ness Avenue

San Francisco, California 94109

www.williams-sonomainc.com

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy to vote your shares at our 2014 Annual Meeting of Stockholders, to be held on Thursday, May 29, 2014 at 9:00 a.m. Pacific Daylight Time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at our corporate headquarters located at 3250 Van Ness Avenue, San Francisco, California 94109.

Our Annual Report to Stockholders for the fiscal year ended February 2, 2014, or fiscal 2013, including our financial statements for fiscal 2013, is also included with printed copies of this Proxy Statement and posted on our website at www.williams-sonomainc.com/investors/annual-reports.html. The Annual Report, Notice of Internet Availability of Proxy Materials, and the Proxy Statement were first made available to stockholders and posted on our website on or about April 10, 2014.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters:

1)	The election of our Board of Directors;

2)	An advisory vote to approve executive compensation;

3)	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2015; and

4)	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting, including stockholder proposals. At this time, we do not know of any other matters to be brought before the Annual Meeting.

What is the Notice of Internet Availability of Proxy Materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to certain of our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials, or the Notice, by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Can I receive future proxy materials by e-mail?

Yes. You may choose to receive future proxy materials by e-mail by following the instructions provided on the website referred to in the Notice. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote?

Only stockholders of record at the close of business on March 31, 2014, the record date, are entitled to receive notice of and to vote at the Annual Meeting. Each holder of our common stock will be entitled to one vote for each share of our common stock owned as of the record date. As of the record date, there were 94,125,832 shares of our common stock outstanding and entitled to vote, and there were 379 stockholders of record, which number does not include beneficial owners of shares held in the name of a bank or brokerage firm. We do not have any outstanding shares of preferred stock.

How do I vote?

You may vote in person at the Annual Meeting, electronically by submitting your proxy through the Internet, by telephone or by returning a hard copy of the proxy card before the Annual Meeting. Proxies properly executed, returned to us on a timely basis and not revoked will be voted in accordance with the instructions contained in the proxy. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

How do I vote electronically or by telephone?

You may vote by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a Williams-Sonoma, Inc. stockholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Specific instructions to be followed for voting on the Internet or by telephone are provided below in this Proxy Statement, in the Notice and on the proxy card.

Shares Registered Directly in the Name of the Stockholder

If your shares are registered directly in your name in our stock records maintained by our transfer agent, Wells Fargo Shareowner Services, then you may vote your shares:

•	on the Internet at www.proxypush.com/wsm; or

•	by calling Wells Fargo Shareowner Services from within the United States at 866-883-3382.

Proxies for shares registered directly in your name that are submitted on the Internet or by telephone must be received before noon Pacific Daylight Time on Wednesday, May 28, 2014.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held in an account at a brokerage firm or bank, you should follow the voting instructions on the Notice or the proxy card.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote on the Internet or by telephone and how to request paper copies of the proxy materials.

What if I return my proxy card directly to the company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted, votes will be cast “FOR” the election of the directors named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2015.

What are the directions to attend the Annual Meeting and vote in person?

The following are directions to attend the Annual Meeting from various locations around the San Francisco Bay Area:

From the South Bay

Take US-101 Northbound toward San Francisco

Take the US-101 exit on the left

Keep left at the fork to continue on US-101 North

Take exit 434A to merge onto Mission Street/US-101

Turn left at US-101/South Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

From the East Bay

Take I-80 Westbound across the Bay Bridge toward San Francisco

Take exit 1B to merge onto US-101 North

Take exit 434A to merge onto Mission Street/US-101

Turn left at US-101/South Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

From the North Bay

Take US-101 Southbound across the Golden Gate Bridge toward San Francisco

Exit onto Richardson Avenue/US-101 toward Lombard Street

Continue to follow US-101

Turn left at US-101/Van Ness Avenue

Continue North on Van Ness Avenue

Destination will be on the right

How many shares must be present to transact business at the Annual Meeting?

Stockholders holding a majority of our outstanding shares as of the record date must be present in person or by proxy at the Annual Meeting so that we may transact business. This is known as a quorum. Shares that are voted in person, on the Internet, by telephone or by signed proxy card, and abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present for purposes of determining whether there is a quorum at the Annual Meeting.

What is a broker non-vote?

The term broker non-vote refers to shares that are held of record by a broker for the benefit of the broker’s clients but that are not voted at the Annual Meeting by the broker on certain non-routine matters set forth in New York Stock Exchange, or NYSE, Rule 402.08(B) because the broker did not receive instructions from the broker’s clients on how to vote the shares and, therefore, was prohibited from voting the shares.

How many votes are needed to elect directors?

Pursuant to a majority voting bylaw adopted by our Board of Directors and further described in our Amended and Restated Bylaws, the election of each of the nine director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director to serve until the next annual meeting or until his or her successor has been duly elected and qualified. Your proxy will be voted in accordance with your instructions. If no instructions are given, the proxy holders will vote “FOR” each of the director nominees. If you hold your shares through a brokerage, bank or other nominee, or in “street name,” it is important to cast your vote if you want it to count in the election of directors. If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf. Broker non-votes and abstentions will have no effect on the outcome of the election.

Pursuant to the resignation policy adopted by our Board of Directors and further described in our Corporate Governance Guidelines, any nominee for director who is not elected shall promptly tender his or her resignation to our Board of Directors following certification of the stockholder vote. The Nominations and Corporate Governance Committee will consider the resignation offer and recommend to our Board of Directors the action to be taken with respect to the offered resignation. In determining its recommendation, the Nominations and Corporate Governance Committee shall consider all factors it deems relevant. Our Board of Directors will act on the Nominations and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote and will publicly disclose its decision with respect to the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable).

Any director who tenders his or her resignation pursuant to the resignation policy shall not participate in the Nominations and Corporate Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. If each member of the Nominations and Corporate Governance Committee is required to tender his or her resignation pursuant to the resignation policy in the same election, then the independent directors of our Board of Directors who are not required to tender a resignation pursuant to the resignation policy shall consider the resignation offers and make a recommendation to our Board of Directors.

To the extent that one or more directors’ resignations are accepted by our Board of Directors, our Board of Directors in its discretion may determine either to fill such vacancy or vacancies or to reduce the size of the Board within the authorized range.

How many votes are needed to approve Proposals 2 and 3?

Proposals 2 and 3 require the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting. Proxy cards marked “abstain” will have the effect of a “NO” vote and broker non-votes will have no effect on the outcome of the vote.

The outcome of Proposal 2, the advisory vote on the approval of the compensation of our Named Executive Officers, will not be binding on us or the Board. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at this year’s Annual Meeting.

What if I want to change my vote(s)?

You may revoke your proxy prior to the close of voting at the Annual Meeting by any of the following methods:

•	sending written notice of revocation to our Secretary;

•	sending a signed proxy card bearing a later date;

•	voting by telephone or on the Internet at a later date; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

What is householding?

Householding is a cost-cutting procedure used by us and approved by the SEC to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing a household. Under the householding procedure, we send only one Notice or Annual Report and Proxy Statement to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate Notice or Annual Report and Proxy Statement. A separate proxy card is included in the materials for each stockholder of record. A stockholder may notify us that the stockholder would like a separate Notice or Annual Report and Proxy Statement by phone at 415-421-7900 or by mail at the following mailing address: Williams-Sonoma, Inc., Attention: Annual Report Administrator, 3250 Van Ness Avenue, San Francisco, California 94109. If we receive such notification that the stockholder wishes to receive a separate Notice or Annual Report and Proxy Statement, we will promptly deliver such Notice or Annual Report and Proxy Statement. If you wish to update your participation in householding, you may contact your broker or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

What if I received more than one proxy card?

If you received more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. You must complete each proxy card in order to ensure that all shares beneficially held by you are represented at the meeting. If you are interested in consolidating your accounts, you may contact your broker or our transfer agent, Wells Fargo Shareowner Services, at 800-468-9716.

Who pays the expenses incurred in connection with the solicitation of proxies?

We pay all of the expenses incurred in preparing, assembling and mailing the Notice or this Proxy Statement and the materials enclosed. We have retained Skinner & Company to assist in the solicitation of proxies at an estimated cost to us of $5,000. Some of our officers or employees may solicit proxies personally or by telephone or other means. None of those officers or employees will receive special compensation for such services.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that Adrian D.P. Bellamy, Rose Marie Bravo, Adrian T. Dillon, Anthony A. Greener, Ted W. Hall, Michael R. Lynch and Lorraine Twohill meet the independence requirements of our “Policy Regarding Director Independence Determinations,” which is part of our Corporate Governance Guidelines. Accordingly, the Board has determined that none of these director nominees has a material relationship with us and that each of these nominees is independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Further, each member of our Board committees satisfies the independence requirements of the NYSE and SEC, and any heightened independence standards applicable to each committee on which they serve. The Board’s independence determination was based on information provided by our director nominees and discussions among our officers and directors.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Chairman of the Board. Adrian D.P. Bellamy, an independent director, has served as our Chairman of the Board since May 2010. Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board is not an independent director, the Board shall elect a Lead Independent Director. As Mr. Bellamy is an independent director, we have not appointed a separate Lead Independent Director.

Separating the positions of Chief Executive Officer and Chairman of the Board maximizes the Board’s independence and aligns our leadership structure with current trends in corporate governance best practices. Our Chief Executive Officer is responsible for day-to-day leadership and for setting the strategic direction of the company, while the Chairman of the Board provides independent oversight and advice to our management team, and presides over Board meetings.

Risk Oversight

Board Oversight of Risk

The Board actively manages the company’s risk oversight process and receives regular reports from management on areas of material risk to the company, including operational, financial, legal and regulatory risks. Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Finance Committee assists the Board with its oversight of the company’s major financial risk exposures. Additionally, in accordance with NYSE requirements, the Audit and Finance Committee reviews with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Compensation Committee assists the Board with its oversight of risks arising from our compensation policies and programs and assesses on an annual basis potential material risk to the company from its compensation policies and programs, including incentive and commission plans at all levels. The Nominations and Corporate Governance Committee assists the Board with its oversight of risks associated with Board organization, Board independence, succession planning, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Evaluation of Risks Relating to Compensation Programs

Our Compensation Committee is responsible for monitoring our compensation policies and programs relative to all our employees, including non-executive officers, for potential risks that are reasonably likely to have a material adverse effect on our company. In performing its duties, the Compensation Committee regularly reviews and discusses potential risks that could arise from our employee compensation plans and programs with our management and the Compensation Committee’s independent compensation consultant. The Compensation

Committee is responsible for reporting to the Board any material risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

For fiscal 2013, the Compensation Committee retained an independent consultant, Frederic W. Cook & Co., or Cook & Co., to identify and assess the risk inherent in the company’s compensation programs and policies. Accordingly, Cook & Co. evaluated the company’s executive and non-executive compensation programs for such risk and the mechanisms in our programs designed to mitigate these risks. Among other things, Cook & Co. reviewed our pay philosophy, forms of incentives, performance metrics, balance of cash and equity compensation, balance of long-term and short-term incentive periods, compensation governance practices, and equity grant administration practices. Based on the assessment, Cook & Co. concluded that our compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on our company.

Board Meetings and Executive Sessions

During fiscal 2013, our Board held a total of seven meetings. Each director who was a member of our Board during fiscal 2013 attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which such director has been a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the periods that such director served.

It is the Board’s policy to have a separate meeting time for independent directors, typically during the regularly scheduled Board meetings. During fiscal 2013, executive sessions were led by our Chairman of the Board, Mr. Bellamy.

Attendance of Directors at Annual Meeting of Stockholders

It is our policy that directors who are nominated for election at our Annual Meeting should attend the Annual Meeting. All but one director who was nominated for election at our 2013 Annual Meeting attended the meeting.

Board Committees

Our Board has three standing committees: the Audit and Finance Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. The committee charters are each available on the company’s website at www.williams-sonomainc.com/investors and are also available in print to any stockholder upon request.

The following table sets forth the members of each committee as of March 31, 2014, the functions of each committee, and the number of meetings held during fiscal 2013.

Committee and Members	Functions of Committee	Number of Meetings in Fiscal 2013
Audit and Finance: Adrian T. Dillon, Chairman Mary Ann Casati Michael R. Lynch

•  Assists our Board in its oversight of the integrity of our financial statements; the qualifications, independence, retention and compensation of our independent registered public accounting firm; the performance of our internal audit function; and our compliance with legal and regulatory requirements;

•  Prepares the report that the SEC rules require to be

included in our annual proxy statement;

•  Reviews the financial impact of selected strategic

initiatives, and reviews and recommends for Board approval selected financing, dividend and stock repurchase policies and plans; and

•  Assists the Board with its oversight of our major financial risk exposures, and reviews with management such exposures and the steps management has taken to monitor and control such exposures.

		12

Compensation: Adrian D.P. Bellamy, Chairman Rose Marie Bravo Anthony A. Greener Ted W. Hall Lorraine Twohill

•  Reviews and determines our executive officers’ compensation;

•  Reviews and determines our general compensation goals

and guidelines for our employees;

•  Administers certain of our compensation plans and

provides assistance and recommendations with respect to other compensation plans;

•  Reviews the compensation discussion and analysis report

that the SEC rules require to be included in our annual proxy statement;

•  Assists the Board with its oversight of risk arising from our compensation policies and programs, and assesses on an annual basis potential material risk from our compensation policies and programs; and

•  Appoints, sets the compensation of, and determines

independence of any compensation consultant or other advisor retained.

		5

Nominations and Corporate Governance: Michael R. Lynch, Chairman Adrian D.P. Bellamy Anthony A. Greener Lorraine Twohill	• Reviews and recommends corporate governance policies; • Identifies and makes recommendations for nominees for director and considers criteria for selecting director candidates; • Considers stockholders’ director nominations and proposals; • Reviews and determines our compensation policy for our non-employee directors; • Considers resignation offers of director nominees and recommends to the Board the action to be taken with respect to each such offered resignation; and • Oversees the evaluation of our Board and our senior management team.	4

Audit and Finance Committee

The Board has determined that each member of the Audit and Finance Committee is independent under the NYSE rules, as currently in effect, and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Dillon, who serves as Chairman of the Audit and Finance Committee, is a “financial expert” under the SEC rules. The Board has also determined that each Audit and Finance Committee member is “financially literate,” as described in the NYSE rules.

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under the NYSE rules, as currently in effect, is an outside director as such term is defined with respect to Section 162(m) of the Internal Revenue Code and is a non-employee director under Section 16(b) of the Securities Exchange Act of 1934. None of the Compensation Committee members have ever served as an officer of the Company.

Compensation Committee Interlocks and Insider Participation

Mr. Bellamy, Ms. Bravo, Mr. Greener, Mr. Hall and Ms. Twohill served as members of the Compensation Committee throughout fiscal 2013. During fiscal 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominations and Corporate Governance Committee

The Board has determined that each member of the Nominations and Corporate Governance Committee is independent under the NYSE rules currently in effect. Each member of the Nominations and Corporate Governance Committee is a non-employee director.

During fiscal 2013, in furtherance of the Nominations and Corporate Governance Committee’s functions, the Committee took the following actions, among other things:

•	Evaluated the composition of the committees of the Board;

•	Considered and recommended to the Board the submission to stockholders of the director nominees described in the company’s 2013 Proxy Statement;

•	Managed the annual Board self-assessment process; and

•	Reviewed compensation for the Chairman of the Board.

Director Nominations

The Nomination and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the Board for selection, as director nominees are as follows:

•	The Nominations and Corporate Governance Committee periodically reviews the current composition and size of the Board;

•

The Nominations and Corporate Governance Committee manages the annual self-assessment of the Board as a whole and considers the performance and qualifications of individual members of the Board when recommending individuals for election or re-election to the Board;

•

The Nominations and Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended by stockholders, as well as those candidates who have been identified by management, individual members of the Board or, if it deems appropriate, a search firm. Such review may, in the Nominations and Corporate Governance Committee’s discretion, include a review solely of information provided to it or also may include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominations and Corporate Governance Committee deems appropriate;

•

In evaluating the qualifications of candidates for the Board, the Nominations and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, financial expertise, industry experience, range of experience, and other commitments. The Nominations and Corporate Governance Committee values diversity, but does not assign any particular weight or priority to any particular factor. The Nominations and Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominations and Corporate Governance Committee has not established specific minimum qualifications for director candidates, it believes that candidates and nominees must be suitable for a Board that is composed of directors (i) a majority of whom are independent; (ii) who are of high integrity; (iii) who have qualifications that will increase the overall effectiveness of the Board; and (iv) who meet the requirements of all applicable rules, such as financial literacy or financial expertise with respect to Audit and Finance Committee members;

•

In evaluating and identifying candidates, the Nominations and Corporate Governance Committee has the sole authority to retain and terminate any third party search firm that is used to identify director candidates and the sole authority to approve the fees and retention terms of any search firm;

•	After such review and consideration, the Nominations and Corporate Governance Committee recommends to the Board the slate of director nominees; and

•

The Nominations and Corporate Governance Committee endeavors to notify, or cause to be notified, all director candidates of the decision as to whether to nominate individuals for election to the Board.

There are no differences in the manner in which the Nominations and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, management or a search firm.

Stockholder Recommendations

The Nominations and Corporate Governance Committee will consider suggestions from stockholders regarding possible director candidates for election at next year’s Annual Meeting. Pursuant to our Stockholder Recommendations Policy, the Nominations and Corporate Governance Committee considers recommendations for candidates to the Board from stockholders holding no fewer than 500 shares of the company’s common stock continuously for at least six months prior to the date of the submission of the recommendation.

A stockholder that desires to recommend a candidate for election to the Board shall direct the recommendation in writing to Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. The recommendation must include: (i) the candidate’s name, home and business contact information; (ii) detailed biographical data and qualifications of the candidate; (iii) information regarding any relationships between the candidate and the company within the last three years; (iv) evidence of the recommending person’s ownership of company common stock; (v) a statement from the recommending stockholder in support of the candidate; and (vi) a written indication by the candidate of his or her willingness to serve if elected. A stockholder that desires to recommend a person directly for election to the Board at the company’s Annual Meeting must also meet the deadlines and other requirements set forth in Rule 14a-8 of the Securities Exchange Act of 1934 and the company’s Restated Bylaws, each of which are described in the “Stockholder Proposals” section of this Proxy Statement.

Each director nominated in this Proxy Statement was recommended for election to the Board by the Nominations and Corporate Governance Committee. The Board did not receive any notice of a director nominee recommendation from any stockholder in connection with this Proxy Statement.

Director Compensation

For fiscal 2013, non-employee directors received cash compensation and equity grants for their service on our Board and the Board committees of which they are a member, as set forth in the table below. During fiscal 2013, the equity grants were made in the form of restricted stock units. These restricted stock units vest on the earlier of one year from the date of grant or the day before the next regularly scheduled annual meeting. The number of restricted stock units granted was determined by dividing the total monetary value of each award, equal to the equity grant as identified in the following table, by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share. Directors also received dividend equivalent payments with respect to outstanding restricted stock unit awards.

Value of Annual Compensation
Cash Compensation for Initial Election to the Board	$92,000
Equity Grant for Initial Election to the Board	$92,000
Annual Cash Compensation for Board Service(1)	$92,500
Annual Equity Grant for Board Service(2)	$92,500
Annual Cash Compensation to Chairman of the Board(1)(3)	$200,000
Annual Equity Grant to Chairman of the Board(2)(3)	$200,000
Annual Cash Compensation to Chairman of the Audit and Finance Committee(1)	$25,500
Annual Equity Grant to Chairman of the Audit and Finance Committee(2)	$25,500
Annual Cash Compensation to Chairman of the Compensation Committee(1)	$12,500
Annual Equity Grant to Chairman of the Compensation Committee(2)	$12,500
Annual Cash Compensation to Chairman of the Nominations and Corporate Governance Committee(1)	$8,250
Annual Equity Grant to Chairman of the Nominations and Corporate Governance Committee(2)	$8,250

(1)	The annual cash compensation is awarded on the date of the Annual Meeting so long as the non-employee director has been serving on the Board for at least three months. Such compensation is paid in quarterly installments so long as the non-employee director continues to serve on the Board at the time of such payments.

(2)	The annual equity grant is awarded on the date of the Annual Meeting so long as the non-employee director has been serving on the Board for at least three months.

(3)	Effective May 29, 2013, the Nominations and Corporate Governance Committee approved an increase from $150,000 to $200,000 for each of the annual cash paid and annual equity compensation awarded to the Chairman of the Board.

In addition to the compensation described above, non-employee directors received cash attendance compensation in the amount of $2,000 for each committee meeting they attended for committees of which they are a member. Directors also received reimbursement for travel expenses related to attending our Board, committee or business meetings. Non-employee directors and their spouses receive discounts on our merchandise.

Non-Employee Director Summary Compensation Table

The following table shows the compensation provided to our non-employee directors during fiscal 2013.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Adrian D.P. Bellamy	$294,667	$304,997(2)	$45,510(3)	$645,174
Rose Marie Bravo	$102,500	$ 92,455(4)	$ 7,981(5)	$202,936
Mary Ann Casati	$114,500	$ 92,455(4)	$ 6,661(6)	$213,616
Adrian T. Dillon	$142,000	$117,958(7)	$ 6,857(8)	$266,815
Anthony A. Greener	$110,500	$ 92,455(4)	$ 2,641(9)	$205,596
Ted W. Hall	$102,500	$ 92,455(4)	$ 4,506(10)	$199,461
Michael R. Lynch	$132,750	$100,701(11)	$ 9,557(12)	$243,008
Lorraine Twohill	$106,500	$92,455(4)	$13,424(13)	$212,379

(1)	Based on the fair market value of the award granted in fiscal 2013, which is calculated by multiplying the closing price of our stock on the trading day prior to the grant date by the number of units granted. The number of restricted stock units granted is determined by dividing the total monetary value of each award, equal to the annual equity grant as identified in the preceding table, by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share.

(2)	Represents the fair market value associated with a restricted stock unit award of 5,585 shares of common stock made on May 30, 2013, with a fair value as of the grant date of $54.61 per share for an aggregate grant date fair value of $304,997.

(3)	Includes (i) taxable value of discount on merchandise of $38,208 and (ii) dividend equivalent payments made with respect to outstanding stock unit awards of $7,302.

(4)	Represents the fair market value associated with a restricted stock unit award of 1,693 shares of common stock made on May 30, 2013, with a fair value as of the grant date of $54.61 per share for an aggregate grant date fair value of $92,455.

(5)	Includes (i) taxable value of discount on merchandise of $5,539 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $2,442.

(6)	Includes (i) taxable value of discount on merchandise of $4,219 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $2,442.

(7)	Represents the fair market value associated with a restricted stock unit award of 2,160 shares of common stock made on May 30, 2013, with a fair value as of the grant date of $54.61 per share for an aggregate grant date fair value of $117,958.

(8)	Includes (i) taxable value of discount on merchandise of $3,741 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $3,116.

(9)	Includes (i) taxable value of discount on merchandise of $199 and (ii) dividend equivalent payments made with respect to an outstanding restricted stock unit award of $2,442.

(10)	Includes (i) taxable value of discount on merchandise of $2,064 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $2,442.

(11)	Represents the fair market value associated with a restricted stock unit award of 1,844 shares of common stock made on May 30, 2013, with a fair value as of the grant date of $54.61 per share for an aggregate grant date fair value of $100,701.

(12)	Includes (i) taxable value of discount on merchandise of $5,528 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $4,029.

(13)	Includes (i) taxable value of discount on merchandise of $10,982 and (ii) dividend equivalent payments made with respect to outstanding restricted stock unit awards of $2,442.

Director Stock Ownership Policy

The Board has approved a stock ownership policy. Each non-employee director must hold at least $400,000 worth of shares of company stock by the fifth anniversary of such director’s initial election to the Board. In the event a director holds at least $400,000 worth of shares of company stock during the required time period, but the value of such director’s shares decreases below $400,000 due to a drop in the company’s stock price, the director shall be deemed to have complied with this policy so long as the director does not sell shares of company stock. If a director has not complied with this policy during the required time period, then the director may not sell any shares until such director holds at least $400,000 worth of shares of company stock.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, both of which apply to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are available on our website at www.williams-sonomainc.com/investors. Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are also available upon written request and without charge to any stockholder by writing to: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. To date, there have been no waivers that apply to our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions under our Code of Business Conduct and Ethics. We intend to disclose any amendment to, or waivers of, the provisions of our Code of Business Conduct and Ethics that affect our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions by posting such information on our website at www.williams-sonomainc.com/investors.

Certifications

The certification of our Chief Executive Officer required by the NYSE Listing Standards, Section 303A.12(a), relating to our compliance with the NYSE Corporate Governance Listing Standards, was submitted to the NYSE on June 6, 2013. The certifications of our Chief Executive Officer and Chief Financial Officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended February 2, 2014 were submitted to the SEC on April 3, 2014 with our Annual Report on Form 10-K.

Communicating with Members of the Board

Stockholders and all other interested parties may send written communications to the Board or to any of our directors individually, including non-management directors and the Chairman of the Board, at the following address: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109. All communications will be compiled by our Corporate Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Nominations and Corporate Governance Committee, our Board has nominated for reelection the persons set forth in the tables below. Our Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director. However, should a nominee become unwilling or unable to serve prior to the Annual Meeting, our Nominations and Corporate Governance Committee would recommend another person or persons to be nominated by our Board to stand for election, and your proxies would be voted for the person or persons selected by the committee and nominated by our Board.

There are no family or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

Information Regarding the Director Nominees

The following table sets forth information, as of March 31, 2014, with respect to each director nominee. We have also included information about each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director of the company, in light of our business and structure, at the time we file this Proxy Statement. Each director nominee furnished the biographical information set forth in the table.

Executive Officers:

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Laura J. Alber Age 45	2010

•  Chief Executive Officer since

2010

•  President since 2006

•  President, Pottery Barn Brands,

2002 – 2006

•  Executive Vice President, Pottery

Barn, 2000 – 2002

•  Senior Vice President, Pottery

Barn Catalog and Pottery Barn Kids Retail, 1999 – 2000

•  Director, RealD Inc.

(3D technologies) since 2013

•  Extensive retail industry,

merchandising and operational experience, including 19 years of experience with the company

•  Implemented successful growth

strategies, including Pottery Barn Kids, Pottery Barn Bed + Bath and PBteen, as well as the company’s global expansion

Patrick J. Connolly Age 67	1983

•  Executive Vice President, Chief

Marketing Officer since 2000

•  Executive Vice President, General

Manager, Catalog, 1995 – 2000

•  Director, CafePress.com

(customized and personalized products) since 2007

•  Extensive marketing experience,

including 35 years of experience with the company

•  Directed the company’s direct-to-

customer strategy, including the growth of its catalog business and the development and expansion of its e-commerce channel

Independent Directors:

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Adrian D.P. Bellamy Age 72	1997

•  Chairman of the Board

•  Chairman of the Compensation

Committee and member of the Nominations and Corporate Governance Committee

•  Chairman and Director, Reckitt

Benckiser plc (household, personal, health and food products) since 2003

•  Director, The Gap, Inc. (clothing)

since 1995

•  Chairman, Total Wine and More

(liquor retailer) since 2011

•  Chairman and Director, Action

Holding B.V. (non-food discount retailer) since 2013

•  Chairman and Director, The

Body Shop International plc (personal care products), 2002 – 2008

•  Extensive experience as both an

executive and director in the retail industry, including 12 years as Chairman and Chief Executive Officer of DFS Group Ltd.

•  Broad perspective of the retail

industry from current and past positions on the Boards of other retailers including The Gap, The Body Shop and Gucci

Rose Marie Bravo CBE Age 63	2011

•  Member of the Compensation

Committee

•  Vice Chairman, Burberry Group

plc (apparel and accessories), 2006 – 2007

•  Chief Executive Officer, Burberry

Group plc, 1997 – 2006

•  President, Saks Fifth Avenue

(specialty department store), 1992 – 1997

•  Chairman and Chief Executive

Officer of I. Magnin, a former division of R.H. Macy & Co. (specialty department store), 1987 – 1992

•  Director, Tiffany & Co. (jewelry)

since 1997

•  Director, The Estée Lauder

Companies Inc. (beauty products) since 2003

•  Extensive knowledge of the retail

industry, with over 30 years of experience as an executive and over 16 years of experience as a public company director

•  Strong understanding of global

brand management, merchandising, marketing and product development

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Adrian T. Dillon Age 60	2005

•  Chairman of the Audit and

Finance Committee

•  Chief Financial and

Administrative Officer, Skype Limited (video and voice communications software), 2010 – 2011

•  Executive Vice President,

Finance and Administration, and Chief Financial Officer, Agilent Technologies, Inc. (technology testing and analysis solutions), 2001 – 2010

•  Chairman, WNS (Holdings)

Limited (outsourcing services) since 2014, Vice Chairman 2013 – 2014, Director since 2012

•  Director, Wonga, Inc.

(digital finance), since 2013

•  Director, NDS Group Ltd. (pay

television software), 2011 – 2012

•  Director, Verigy Ltd.

(semiconductors), 2006 – 2007

•  Extensive financial and accounting

expertise as chief financial officer of two large public companies

•  Deep understanding of accounting

principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations

Anthony A. Greener Age 73	2007

•  Member of the Compensation

Committee and the Nominations and Corporate Governance Committee

•  Chairman, The Minton Trust

(charity) since 2006

•  Director, WNS (Holdings)

Limited (outsourcing services) since 2007

•  Chairman, The St. Giles Trust

(charity) since 2008

•  Trustee, United Learning

(education) since 2013

•  Director, The United Church

Schools Trust (education), 2005 – 2013

•  Chairman, Qualifications and

Curriculum Authority (education), 2002 – 2008

•  Deputy Chairman, British

Telecommunications plc (telecommunications),
2000 – 2006

•  Chairman, Diageo plc (spirits,

beer and wine), 1997 – 2000

•  Chairman and Chief Executive

Officer, Guinness plc (beer and spirits), 1992 – 1997

•  Extensive experience as both an

executive and director of companies with global brands

•  Strong leadership skills with a

variety of diverse businesses and organizations, including specialty retailers

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Ted W. Hall Age 65	2007

•  Member of the Compensation

Committee

•  General Manager, Long Meadow

Ranch and President, Long Meadow Ranch Winery (food and wine) since 1994

•  Managing Director, Mayacamas

Associates (consulting)
since 2000

•  Director, Basic American Inc.

(specialty foods) since 2010

•  Director, Dolby Laboratories,

Inc. (entertainment products), 2007 – 2013

•  Director, Peet’s Coffee & Tea,

Inc. (coffee, tea and related products), 2008 – 2012

•  Chairman, Tambourine, Inc.

(specialty music production and distribution), 1998 – 2007

•  Non-Executive Chairman of the

Board, Robert Mondavi Corporation (wine), 2003 – 2005

•  Various leadership roles,

McKinsey & Company (consulting), 1972 – 2000

•  Member of Shareholder

Committee (McKinsey’s board of directors), McKinsey & Company, 1988 – 2000

•  Extensive operating and

consulting experience, as well as experience as a director at companies in the retail, food, consumer product and technology industries

•  Strong insight into the specialty

food industry through his leadership of Long Meadow Ranch

Michael R. Lynch Age 62	2000

•  Chairman of the Nominations and

Corporate Governance Committee and member of the Audit and Finance Committee

•  Vice Chairman, Investment

Banking, J.P. Morgan (investment banking) since 2010

•  Senior Managing Director, GSC

Group (investment advisor), 2006 – 2009 (GSC Group filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in August
2010)

•  Advisory Board Member, GSC

Group, 2005 – 2006

•  Various roles, including Partner

and Managing Director, Goldman, Sachs & Co. (investment banking),
1976 – 2005

•  Extensive experience and

relationships in the capital markets and investment banking sectors

•  In-depth knowledge of the

company’s business, having advised the company since its initial public offering in 1983

Nominee	Director Since	Position with the Company and Business Experience, including Directorships Held During Past Five Years	Specific Experience, Qualifications, Attributes and Skills
Lorraine Twohill Age 42	2012

•  Member of the Compensation

Committee and the Nominations and Corporate Governance Committee

•  Head of Global Marketing,

Google Inc. (Internet search, advertising) since 2009

•  Head of Marketing Europe,

Middle East and Africa, Google Inc. 2003 – 2009

•  Director, Telegraph Media

Group (newspapers) since 2009

			• Extensive marketing knowledge, with over 20 years of experience, and strong experience in digital and social media • Strong insight into brand management and global issues

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS LISTED ABOVE.

Director Emeritus

In 2003, we initiated our Director Emeritus program for directors who have, in the opinion of the Board, provided long and meritorious service as members of the Board. Individuals who accept appointment to the position of Director Emeritus agree to provide advisory and consulting services on such business matters as the Board may determine. By standing invitation from the Board, these individuals may attend meetings of the Board, but do not vote on Board matters.

The following table sets forth information, as of March 31, 2014, with respect to our Director Emeritus.

Director Emeritus	Director Emeritus Since	Positions with the Company and Business Experience
Charles E. Williams Age 98	2003	• Director, 1973 – 2003 • Vice Chairman, 1986 – 2003 • Founder

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This is a proposal asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” and the applicable SEC rules. This proposal is commonly known as a “Say on Pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers.

Compensation Program and Philosophy

As described in detail under the heading “Executive Compensation,” our executive officer compensation program is constructed to attract, retain and motivate highly qualified personnel in support of our primary objective of creating long-term value for stockholders, while maintaining direct links between executive pay, individual performance, the company’s financial performance and stockholder returns. A significant portion of individual compensation is directly dependent on the company’s achievement of financial goals, which we believe aligns executive interests with stockholder interests and encourages long-term stockholder returns.

Fiscal 2013 Compensation Summary

To align our executive compensation packages with our executive compensation philosophy, the following compensation actions were approved by the Compensation Committee for fiscal 2013:

•

Adjustments to Base Salary: Certain executive officers received base salary increases to position them more appropriately in light of demonstrated strong performance and increased responsibilities for fiscal 2013. The base salary of our Chief Executive Officer remained unchanged.

•

Performance-Based Cash Bonus: Performance-based cash bonuses were paid for fiscal 2013 performance as a result of the company exceeding the earnings per share goal, the achievement of positive net cash from operating activities, and outstanding leadership and individual performance by our Named Executive Officers.

•

Performance-Based and Time-Based Equity: In fiscal 2013, our Named Executive Officers were granted restricted stock units with both performance and service vesting criteria. The restricted stock units granted to our Named Executive Officers in fiscal 2013 vest 25% per year over a four-year period beginning on the grant date, in each case because positive net cash from operating activities was achieved in fiscal 2013.

In addition to the above summary, stockholders are encouraged to read the “Executive Compensation” section of this Proxy Statement for details about our executive compensation programs, including information about the fiscal 2013 compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2014 Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

Required Vote for this Proposal

To approve this proposal, a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting must vote “FOR” this proposal.

This Say on Pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

This is a proposal asking stockholders to ratify the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending February 1, 2015. The Audit and Finance Committee selected Deloitte as our independent registered public accounting firm for the fiscal year ending February 1, 2015, subject to ratification by our stockholders. Although stockholder ratification of our independent registered public accounting firm is not required by law, as a matter of corporate governance, we are requesting that our stockholders ratify such selection.

A Deloitte representative will be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Deloitte Fees and Services

Deloitte has audited our financial statements for the last 34 years. Based in part upon information provided by Deloitte, the Audit and Finance Committee determined that Deloitte is independent under applicable independence standards. The Audit and Finance Committee has reviewed and discussed the fees billed by Deloitte for services in fiscal 2013, as detailed below, and determined that the provision of non-audit services was compatible with Deloitte’s independence.

Deloitte provided the company with the following services:

Audit Fees

Deloitte billed approximately $1,608,000 for fiscal 2013 and $1,562,000 for fiscal 2012 for professional services to (i) audit our consolidated financial statements and perform an assessment of the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K, (ii) review our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, (iii) audit our 401(k) plan, (iv) audit our statutory reports for our global entities, and (v) review our Forms S-8.

Tax Fees

Deloitte billed a total of approximately $172,000 for fiscal 2013 and $223,000 for fiscal 2012 for tax services. Tax services included approximately: (i) $91,000 for fiscal 2013 and $96,000 for fiscal 2012 for tax compliance services, which included consultation for the preparation of our federal, state and local tax returns; and (ii) $81,000 for fiscal 2013 and $127,000 for fiscal 2012 for tax consulting services.

All Other Fees

Deloitte billed a total of approximately $27,000 for fiscal 2013 and $24,000 for fiscal 2012 for all other fees. All other fees consisted primarily of sustainability consulting fees and license fees related to the use of Deloitte’s online accounting research tool.

During fiscal 2013 and 2012, Deloitte did not perform any prohibited non-audit services or audit-related services for us.

Pre-Approval Policy

All services performed by Deloitte, whether audit or non-audit services, must be pre-approved by us or a designated member of the Audit and Finance Committee, whose decisions must be reported to us at our next meeting. Pre-approval cannot be obtained more than one year before performance begins and can be for general classes of permitted services such as annual audit services or tax consulting services. All fees paid to Deloitte for fiscal 2013 and fiscal 2012 were pre-approved by the Audit and Finance Committee.

Required Vote for this Proposal

To approve this proposal, a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the Annual Meeting must vote “FOR” this proposal.

If stockholders vote against this proposal, we will consider interviewing other independent registered public accounting firms. There can be no assurance, however, that we will choose to appoint another independent registered public accounting firm if this proposal is not approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2015.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee oversees the company’s financial reporting process on behalf of the Board. In meeting these responsibilities, as described under the heading “Corporate Governance—Board Committees”, we perform the following functions:

•	Monitor the integrity of the company’s financial reports, earnings and guidance press releases, and other company financial information;

•

Appoint and/or replace the independent registered public accounting firm, pre-approve all audit and non-audit services of the independent registered public accounting firm, and assess its qualifications and independence;

•	Review the performance of the company’s internal audit function, the company’s auditing, accounting and financial reporting procedures, and the company’s independent registered public accounting firm;

•	Monitor the company’s compliance with legal and regulatory requirements;

•	Monitor the company’s system of internal controls and internal control over financial reporting;

•	Retain independent legal, accounting or other advisors when necessary and appropriate;

•	Review the financial impact on the company of selected strategic initiatives and selected financing plans, and develop and recommend policies related to dividend and stock repurchase programs; and

•

Review with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

In performing these functions, we took the following actions, among other things, related to fiscal 2013:

•	Reviewed and discussed the company’s audited financial statements for fiscal 2013 and unaudited quarterly condensed consolidated financial statements for fiscal 2013 with management and Deloitte;

•	Reviewed, discussed with management and approved the company’s periodic filings on Forms 10-K and 10-Q;

•	Reviewed, discussed with management and approved all company earnings and guidance press releases;

•	Reviewed and discussed the company’s internal control over financial reporting with management and Deloitte;

•	Reviewed and discussed with the company’s internal audit department the company’s internal audit plans, the significant internal audit reports issued to management and management’s responses;

•

Reviewed and discussed with management and the company’s internal audit department the company’s major financial risk exposures, including with regard to legal and regulatory matters, and the company’s risk assessment and risk management policies;

•	Met with Deloitte, with and without management present, to discuss the overall quality of the internal and external audit process and the financial reporting process;

•

Reviewed and discussed with management, the company’s internal audit department and Deloitte the sufficiency of the company’s information technology systems, including how such systems support effective internal controls; and

•

Discussed with Deloitte its independence from the company based on the following: (i) our confirmation that no member of Deloitte’s current or former audit team is or has been employed by the company in a financial reporting oversight role; (ii) our review of audit and non-audit fees; and (iii) the written communications from Deloitte as required by Public Company Accounting Oversight Board (PCAOB) requirements.

During fiscal 2013, we discussed the following other matters, among other things, with Deloitte:

•	Deloitte’s responsibilities in connection with the audit of the company’s financial statements and matters relating to Deloitte’s independence;

•	Deloitte’s annual letter describing its internal quality control procedures;

•	The company’s internal control over financial reporting;

•	Any significant issues arising during the audit and any other matters relating to the conduct of the audit of the company’s financial statements; and

•

Matters required to be discussed pursuant to relevant PCAOB and SEC requirements, including the quality of the company’s accounting principles, the soundness of significant judgments and the clarity of disclosures in the company’s financial statements.

The Audit and Finance Committee hereby reports as follows:*

(1) The Audit and Finance Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte;

(2) The Audit and Finance Committee has discussed with Deloitte the matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

(3) The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence; and

Based on the review and discussions referred to in items (1) through (3) above, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

Adrian T. Dillon, Chairman

Mary Ann Casati

Michael R. Lynch

*	This report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed incorporated by reference into any of our other filings under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent we specifically incorporate them by reference into such filing.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table provides certain information about our executive officers as of March 31, 2014. Our executive officers are appointed by and serve at the pleasure of our Board, subject to rights, if any, under employment contracts.

Name	Position with the Company and Business Experience

Laura J. Alber Age 45	*

Julie P. Whalen Age 43	• Executive Vice President, Chief Financial Officer since 2012 • Treasurer, 2011 – 2014 • Senior Vice President, Controller, 2006 – 2012 • Vice President, Controller, 2003 – 2006

Patrick J. Connolly Age 67	*

Janet M. Hayes Age 46

•    President, Williams-Sonoma Brand since 2013

•    President, Pottery Barn Kids and PBteen Brands, 2010 – 2013

•    Executive Vice President, Pottery Barn Kids and PBteen Brands, 2008 – 2010

•    Senior Vice President and General Merchandising Manager, Pottery Barn, 2007 – 2008

David R. King Age 45

•    Senior Vice President, General Counsel and Secretary since 2011

•    Vice President, Deputy General Counsel, 2010 – 2011

•    Vice President, Associate General Counsel, 2006 – 2010

•    Director, Associate General Counsel, 2004 – 2006

Sandra N. Stangl Age 46

•    President, Pottery Barn Brands (Pottery Barn, Pottery Barn Kids and PBteen) since 2013

•    President, Pottery Barn Brand, 2008 – 2013

•    Executive Vice President, Pottery Barn Kids and PBteen Brands, 2006 – 2008

•    Senior Vice President, General Merchandising Manager, 2003 – 2006

•    Senior Vice President, Product Development, 2002 – 2003

*	Biographical information can be found in the table under the section titled “Information Regarding the Director Nominees” beginning on page 14 of this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program, the compensation decisions we made under our program, and the reasoning underlying those decisions. This discussion and analysis focuses on the compensation of our “Named Executive Officers,” who in fiscal 2013 were:

Laura J. Alber	Director, President and Chief Executive Officer

Julie P. Whalen	Executive Vice President, Chief Financial Officer

Sandra N. Stangl	President, Pottery Barn Brands

Janet M. Hayes	President, Williams-Sonoma Brand

Patrick J. Connolly	Director and Executive Vice President, Chief Marketing Officer

Compensation Discussion and Analysis – Executive Summary

Our compensation decisions begin with the objective of paying for performance. Our stockholders cast a substantial vote in favor of our 2012 executive compensation at our 2013 Annual Meeting of Stockholders. Our fiscal 2013 financial performance was significantly above fiscal 2012 levels (including record net revenues in fiscal 2013). For fiscal 2013, the Compensation Committee took the following steps to continue to align executive pay with company performance.

•	We did not change the base salary of our Chief Executive Officer to increase the emphasis on the performance-based components of her compensation.

•

Except in the case of our Chief Financial Officer, we set target cash bonus percentages at the same levels as fiscal 2012, notwithstanding an 8.5% increase in fiscal 2013 target earnings per share as compared to fiscal 2012 actual earnings per share.

•	The Compensation Committee awarded cash bonuses ranging from 117% to 180% of target to our Named Executive Officers in light of our fiscal 2013 performance, as described below.

•	87% of the total target compensation of our Chief Executive Officer was based on company performance.

•	The stock ownership guideline for the Chief Executive Officer was increased from three times base salary to five times base salary.

In addition to actual results, our perspective is that performance includes how we achieve those results. Our company values guide the way we think and approach our business, and we measure executive performance with respect to these values as we make compensation decisions. This assessment is reflected in the compensation recommendations that our Chief Executive Officer makes to the Compensation Committee with respect to the other Named Executive Officers and the Compensation Committee’s decisions with respect to the compensation of our Chief Executive Officer.

Our Values

Everything we do revolves around our mission to enhance our customers’ lives at home. We are committed to quality and service, and delivering an inspiring retail experience. Our core values include:

People First

We believe that our company has no limit and is driven by our associates and their imagination. We are committed to an environment that attracts, motivates and recognizes high performance.

Customers

We are here to please our customers – without them, nothing else matters.

Quality

We take pride in everything we do. From our people to our products, and in our relationships with business partners and our community, quality is our signature.

Stockholders

We are committed to providing a superior return to our stockholders. It’s everyone’s job.

Integrity

We do business with the highest level of integrity. Every day, in everything we do.

Corporate Responsibility

We will build sustainability into every corner of our enterprise so that our continued financial success will enhance the lives of our many stakeholders, the communities where we have a business presence and the natural environment upon which we rely.

Fiscal 2013 Performance Highlights

Fiscal 2013 was another year of record performance for our company. We outperformed the retail industry and gained market share, demonstrating the structural advantage of our multi-brand, multi-channel platform.

•	Net revenues increased to $4.388 billion;

•	Diluted earnings per share reached $2.82;

•	Direct-to-customer net revenues grew 13.1% and generated 48% of total net revenues in fiscal 2013 versus 46% in fiscal 2012; and

•	Return of over $350 million to our stockholders through stock repurchases and dividends.

At the same time, we executed our strategic plan, investing in our brands and the supporting infrastructure to ensure sustainable long-term growth both domestically and around the world. Highlights of our fiscal 2013 achievements include:

•

Growth in our brands – Comparable brand revenue growth across our business in fiscal 2013 was 8.8%, on top of 6.1% growth in fiscal 2012. Our exclusive products, great design, lifestyle positioning, and accessible price points are allowing us to lead the market.

•

Global expansion and new business development – We entered Australia and the United Kingdom with company-owned stores and fully enabled e-commerce and distribution capabilities, expanded our business in the Middle East through our franchise partner, and secured a new franchise partner in the Philippines. Our new businesses – Rejuvenation and Mark and Graham – continue to develop, and we believe are bringing new customers to these brands.

•	Further regionalization of our domestic supply chain – We insourced furniture delivery hubs in three geographies and further regionalized our retail fulfillment capabilities. We also expanded our U.S.

upholstered furniture manufacturing operations and our personalization capabilities, and we made progress in taking over our agent sourcing relationships.

•

Technology and infrastructure investment – We continued to invest in technology to support our multi-channel business. E-commerce represented 44% of our net revenues, and we believe the investments we are making in technology to redefine the customer experience are allowing us to provide the best level of service to our customers.

The results demonstrate that our execution and financial discipline allow us to deliver sustainable returns and increase stockholder value. We have built a portfolio of brands that provide continuing opportunities for growth and market share gains.

Our Compensation Program Aligns and Advances Executive and Stockholder Interests

Our compensation program is constructed to successfully attract, motivate and retain exceptional executives in support of our primary objective of creating long-term value for stockholders. Fundamentally, we believe that earnings per share, or EPS, is the measure most closely aligned with long-term stockholder value and, as such, each executive’s bonus payout is directly dependent on the company’s achievement of an annual EPS goal.

The chart below illustrates the year over year increases of our target performance goals under our 2001 Incentive Bonus Plan, as well as our EPS. Our performance goals are consistently set higher than the previous year’s EPS.

Similarly, our equity compensation and stock ownership guidelines are structured to encourage our executives to deliver long-term sustained growth in our stock price. We believe this dual approach is the most effective means of aligning and advancing executive and stockholder interests. Simply stated, when we exceed targeted performance levels and/or our stock price appreciates, our executives’ compensation opportunity is substantially increased. When we do not achieve targeted performance levels and/or our stock price does not appreciate, our executives’ compensation opportunity is substantially reduced.

The charts below summarize our EPS growth and total stockholder return, or TSR, over the past five years, and compare our five-year cumulative total stockholder return to our proxy peer group companies and certain market indices. These returns assume an initial investment of $100 on January 30, 2009 and reinvestment of dividends. Based upon a review of the results achieved, we believe our compensation program is effective in incenting performance and in linking performance with appropriate rewards.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among Williams-Sonoma, Inc., the NYSE Composite Index,

S&P Retailing, and Proxy Peer Group

92% Of Our Stockholders Supported Our Compensation Program in 2013

Our stockholders express their views on our compensation program and compensation decisions annually by casting votes in favor of or against our annual Say on Pay proposal. At the 2013 Annual Meeting of Stockholders, over 92% of the votes cast were in favor of our Say on Pay proposal. The Compensation Committee considers this advisory vote when setting compensation, and has determined that our stockholders support our compensation program and our compensation decisions.

Overview of 2013 Compensation Decisions

In fiscal 2013 we made significant progress in advancing our business and strategic objectives. Our compensation decisions in fiscal 2013 were intended to reward the achievements of fiscal 2012, drive strong performance in fiscal 2013, provide incentives for long-term growth and retain our key executives. These decisions included:

•

Base Salaries. Certain executives received base salary increases to position them more appropriately in light of demonstrated strong performance and increased responsibilities for fiscal 2013. The base salary of our Chief Executive Officer remained unchanged.

•

Annual Bonuses. Our Named Executive Officers earned bonus payouts ranging from 117% of target to 180% of target based on the company’s and each executive’s individual performance for fiscal 2013. Target cash bonus percentages for fiscal 2013 remained unchanged from fiscal 2012, with the exception of the Chief Financial Officer’s target, which was increased in light of increased experience and responsibility.

•

Long-Term Incentives. We granted restricted stock units, or RSUs, to our Named Executive Officers with a one-year performance-based vesting requirement and a time-based vesting schedule of 25% per year over a four-year period. Certain of these executives received larger grants in fiscal 2013 in light of increased responsibilities and strong performance.

The charts below illustrate the proportion of each element of our Named Executive Officers’ and our Chief Executive Officer’s fiscal 2013 compensation as reported in the Summary Compensation Table on page 41.

Overview of Chief Executive Officer Compensation

Since becoming Chief Executive Officer in 2010, Ms. Alber’s leadership of the company has driven year-over-year gains in revenue, profitability, EPS and total stockholder return. The compensation of our Chief Executive Officer is designed to pay for performance; 87% of Ms. Alber’s total compensation opportunity for fiscal 2013 was comprised of variable incentive-based compensation, which aligns with and advances stockholders’ interests. Listed below are the main elements of pay and a summary of the Compensation Committee’s decisions related to the compensation of our Chief Executive Officer for fiscal 2013.

•	Base Salary. There was no base salary increase for fiscal 2013.

•	Annual Bonus. Annual bonus for fiscal 2013 was paid at 179% of target, based on strong financial performance and outstanding execution of strategic objectives.

•

Long-Term Incentives. A long-term incentive award of 131,307 RSUs with a one-year performance-based vesting requirement and a time-based vesting schedule of 25% per year over a four-year period was granted.

•	Stock Ownership Guideline. The stock ownership guideline for the Chief Executive Officer was increased from three times base salary to five times base salary.

Compensation Governance

We maintain compensation practices that are aligned with prevalent and sustainable corporate governance principles intended to encourage actions that are in the long-term interests of stockholders and the company, and discourage actions such as excessive risk-taking and other actions contrary to the long-term interests of stockholders. Below, we highlight key elements of our compensation governance.

Compensation Practices We Follow

•

We pay for performance. With the exception of base salary and benefits, our compensation elements are incentive-based. Variable pay constitutes more than 75% of total target compensation for our Named Executive Officers other than our Chief Executive Officer, whose variable pay for fiscal 2013 was 87% of total target compensation.

•

We structure each element of compensation with a specific purpose. Our process for making compensation decisions involves a strategic review of the role and the level of each element of compensation, as well as the balance of short and long-term compensation opportunities.

•

We set meaningful stock ownership guidelines. Our expectations for stock ownership align executives’ interests with those of our stockholders. All of our Named Executive Officers have met or exceeded their respective stock ownership requirements. In fiscal 2013, the ownership guideline for our Chief Executive Officer was increased from three times base salary to five times base salary.

•	We review our share usage regularly. We regularly review and evaluate our share dilution, burn rate and overhang levels with respect to equity compensation plans and their impact on stockholders.

•

We provide limited benefits. Our Named Executive Officers are not provided with any special perquisites or benefits that are not otherwise offered broadly to associates of the company, with the exception of $12,000 in financial consulting services offered to a limited number of executives. These benefits are for financial counseling to address the complexity of the executives’ financial circumstances.

•

We use double-trigger, not single-trigger, change in control benefits. Our Management Retention Plan provides for accelerated vesting of equity awards and salary and bonus payouts after a change in control, but only if an executive is involuntarily terminated without cause or separates for good reason.

•

We consider the views of stockholders on an annual basis. We provide stockholders with an annual Say on Pay advisory vote, and the Compensation Committee reviews and takes into account the results of this vote.

•	We engage an independent compensation consulting firm. The Compensation Committee’s independent consultant does not provide any other advisory or consulting services to the company.

Compensation Practices We Do Not Follow

•	We do not provide excise tax gross-ups or gross-ups of any kind.

•	We do not allow hedging, pledging or short sales of company stock.

•	We do not pay dividends on unvested performance-based RSUs.

•	We do not grant stock options or stock appreciation rights with exercise prices below 100% of fair market value.

•	We do not reprice underwater stock options or stock appreciation rights without stockholder approval.

•	We do not permit personal use of our corporate aircraft.

Roles in Determining Executive Compensation

The Compensation Committee makes compensation decisions related to the compensation of the Named Executive Officers with the input and recommendations of the Chief Executive Officer (other than with respect to her own compensation). Management provides the Compensation Committee with analyses and recommendations developed internally with the Chief Executive Officer. The Compensation Committee reviews these materials with its compensation consultant and considers the consultant’s advice as part of its decision-making process, including the consultant’s advice regarding the selection of appropriate peers for inclusion in the company’s proxy peer group. With respect to the Chief Executive Officer’s base salary, the Compensation Committee makes a recommendation to the independent members of the Board of Directors and all independent Directors determine any base salary adjustments.

Role of Compensation Committee

Each year, the Compensation Committee determines appropriate business targets for the fiscal year and evaluates performance against those targets. As the Compensation Committee structures the executive compensation program, it considers accounting and tax implications of each compensation element, as well as stockholder dilution in the case of equity awards. The Compensation Committee updates the Board of Directors regarding compensation decisions for executives and for the Chief Executive Officer, with the exception of adjustments to her base salary, which are determined by the independent members of the Board, as described above. The Compensation Committee’s role is further detailed in the Compensation Committee Charter, which is available on the company’s website at www.williams-sonomainc.com/investors.

In making compensation decisions, the Compensation Committee reviews each executive’s past and current compensation and analyzes each of the following:

•	Each Named Executive Officer’s achievement of established financial and operating objectives for that executive’s area of responsibility;

•

The total compensation opportunity for each Named Executive Officer relative to the total compensation opportunity disclosed by companies in the proxy peer group for the officer’s corresponding position, for each compensation element;

•	Internal positioning among the Named Executive Officers; and

•

Whether the vesting schedule and value of outstanding long-term incentive awards are sufficient to provide an appropriate balance of short and long-term incentives, drive sustained performance and provide potential reward.

Role of Our Chief Executive Officer and Management

The Chief Executive Officer is present at Compensation Committee meetings (except when her own compensation is being deliberated and established) and makes recommendations regarding the compensation program in general and each executive’s compensation specifically. Her recommendations are made in the context of peer group and other relevant data, and are based on a quantitative analysis and comparison of each executive’s performance against fiscal year business and strategic objectives and her qualitative evaluation of each executive’s contributions to the company’s long-term objectives. Further, she considers each executive’s respective responsibilities and retention risk, as well as their equity position and potential for wealth accumulation. Other members of management are also present at Compensation Committee meetings to provide background information regarding the company’s business and strategic objectives.

Role of Independent Compensation Committee Consultant

Frederic W. Cook & Co., or Cook & Co., is the independent executive compensation consultant for the Compensation Committee. Cook & Co. provides services only as directed by the Compensation Committee and has no other relationship with the company. Management has reviewed the Compensation Committee’s relationship with Cook & Co. and has identified no conflicts of interest.

In fiscal 2013, Cook & Co. provided the Compensation Committee with publicly disclosed proxy data related to Named Executive Officer compensation. The Compensation Committee occasionally requests that Cook & Co. attend its meetings and receives from Cook & Co., on an annual basis, an in-depth update on general and retail industry compensation trends and developments.

In addition, in fiscal 2013, the Compensation Committee asked Cook & Co. to evaluate the risk inherent in our executive and non-executive compensation programs. Their report concluded that, among other things:

•	The company’s executive compensation program is designed to encourage behaviors aligned with the long-term interests of stockholders;

•

There is appropriate balance in short-term versus long-term pay, cash versus equity, recognition of corporate versus business unit performance, financial versus non-financial goals, and use of formulas and discretion; and

•	Policies are in place to mitigate compensation risk, such as stock ownership guidelines, insider trading prohibitions and disclosure requirements, and independent Compensation Committee oversight.

After considering this evaluation, the Compensation Committee concluded that our compensation program does not encourage executives to take on business and operating risks that are reasonably likely to have a material adverse effect on the company.

Role of Market Data

The Compensation Committee, the Chief Executive Officer and management believe that knowledge of general market practices and the specific compensation practices of our proxy peer group, listed below, is important in assessing the design and competitiveness of our compensation package. When market data is reviewed, both the 50th percentile (median) and the 75th percentile are considered as reference points, rather than a fixed policy, for compensation positioning and decision-making. We do not set compensation to meet specific benchmarks or percentiles. Our executives’ target total direct compensation for fiscal 2013 is above the peer group median and approaches the 75th percentile. The Compensation Committee determined that setting total direct compensation at this level is appropriate given the complexity of our multi-channel business model and the comprehensive and valuable experience of the executive team.

Actual total direct compensation may exceed our target levels relative to our peers’ actual compensation only when performance goals are exceeded, and may be lower than our target levels when performance goals are not achieved.

Our Proxy Peer Group

The Compensation Committee uses a peer group composed of public companies in the retail industry to review competitive compensation data for the company’s executives. The Compensation Committee evaluates this proxy peer group on an annual basis to ensure that the companies selected remain appropriate. The proxy peer group for fiscal 2013 was selected by the Compensation Committee based on the guiding criteria described below, with advice from Cook & Co. Certain proxy peer companies may not meet all selection criteria, but are included because they are direct competitors of our business, direct competitors for our executive talent, have a comparable business model, or for other reasons. The proxy peer group guiding criteria for fiscal 2013 are as follows:

1.	Company Classification in the Global Industry Classification Standard in one of the following:

•	Home Furnishing Retail;

•	Apparel Retail; or

•	Department Stores;

2.	Revenues between $1.8 billion and $7.3 billion;

3.	Market capitalization greater than $800 million and less than $20 billion;

4.	Between 14,000 and 56,000 employees; and

5.	Among the top 100 e-retailers or an operator of multiple brands.

Our Fiscal 2013 Proxy Peer Group

For fiscal 2013, our proxy peer group consisted of the following 14 public companies:

Abercrombie & Fitch Co.	The Men’s Wearhouse, Inc.
American Eagle Outfitters, Inc.	Nordstrom, Inc.
Ann Inc.	Pier 1 Imports, Inc.
Bed Bath & Beyond Inc.	Ross Stores, Inc.
Foot Locker, Inc.	Saks Incorporated
The Gap, Inc.	Tiffany & Co.
L Brands, Inc.	Urban Outfitters, Inc.

The following table provided by Cook & Co., based on publicly available information as of March 31, 2014, provides a financial overview of the proxy peer group companies in order to compare their revenues, net income, and market capitalization as a group relative to the company.

	Annual Net Revenue (in millions)	Annual Net Income (in millions)	Market Capitalization (in millions) (as of 2/2/2014)
75th Percentile	$10,637	$811	$13,595
Average	$6,600	$443	$8,018
Median	$4,074	$232	$5,664
25th Percentile	$3,113	$88	$2,608
Williams-Sonoma, Inc.	$4,388	$279	$5,141

Changes to Our Proxy Peer Group for Fiscal 2014

For fiscal 2014 the Compensation Committee added three companies, Coach, Inc., lululemon athletica inc. and Restoration Hardware Holdings, Inc. to the proxy peer group, as those companies are similarly sized, are considered direct competitors in the talent marketplace and meet some of our other selection criteria.

The Men’s Wearhouse, Inc. and Saks Incorporated were removed from the peer group for fiscal 2014 as Saks ceased to be a publicly-traded company and The Men’s Wearhouse fell below the 25th percentile of our current metrics for revenue, market capitalization and number of employees.

Components of Our Compensation Program, 2013 Decisions and the Decision-Making Process

Our compensation program for our Named Executive Officers is made up of the four components listed below, which are designed to create long-term value for stockholders and to attract, motivate and retain outstanding executives.

Compensation Component	Purpose

Base Salary	• Provides a minimum level of fixed compensation to induce executives to join and remain with the company.
Annual Cash Bonus	• Motivates and rewards achievement toward our annual business and strategic objectives with cash that varies based on results.
Long-Term Incentives (e.g. equity compensation awards)

•  Encourage our executive team to work toward the company’s long-term growth, provide rewards for creation of sustained and long-term stockholder value, and offer meaningful incentives to remain with the company.

Benefits	• Enhance our compensation program with significant and market-competitive health, welfare, financial and retirement benefits.

Base Salary

In March 2013, the Compensation Committee reviewed and set the fiscal 2013 base salaries of our Named Executive Officers based on overall company performance and performance relative to our proxy peer companies, an analysis of each executive’s position relative to executives in our proxy peer group, other market data, each executive’s experience (as well as past, current and anticipated contributions to the company’s success), and the Chief Executive Officer’s recommendations (other than with respect to her own base salary).

Following review, Ms. Whalen’s base salary was increased by $50,000 to more appropriately position her against the relevant market data, and Ms. Stangl’s base salary was increased by $200,000 to reflect the increase in size and scope of her role as President of all Pottery Barn brands.

In executive session at a meeting in March 2013, without the Chief Executive Officer present, the Compensation Committee reviewed Ms. Alber’s base salary. The Compensation Committee concluded that Ms. Alber’s base salary would remain unchanged for fiscal 2013, that her base salary was positioned competitively and that her additional compensation opportunities should be earned in the form of incentive compensation.

The following table shows the fiscal 2012 and fiscal 2013 base salaries for the Named Executive Officers.

Named Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary
Laura J. Alber	$1,300,000	$1,300,000
Julie P. Whalen	$550,000	$600,000
Sandra N. Stangl	$800,000	$1,000,000
Janet M. Hayes(1)	$—	$760,000
Patrick J. Connolly	$643,750	$643,750

(1)	Ms. Hayes became a Named Executive Officer for the first time in fiscal 2013.

Annual Bonus

Cash bonuses are awarded to our Named Executive Officers under the 2001 Incentive Bonus Plan, the Bonus Plan, and paid only when established company and business objectives are met or exceeded.

At the beginning of each fiscal year, the Compensation Committee reviews and establishes individual bonus targets for each Named Executive Officer and threshold, target and maximum EPS goals under the Bonus Plan which determine the funding pool from which executive bonuses are paid.

In addition, the Compensation Committee sets a primary performance goal that must be achieved, which establishes the maximum bonus payable under the Bonus Plan to each Named Executive Officer subject to the Compensation Committee’s discretion to reduce such amount. For fiscal 2013, this goal was positive net cash flow provided by operating activities as provided on the company’s consolidated statements of cash flows. This primary goal was met in fiscal 2013, and the Compensation Committee used negative discretion to determine the actual payout to each Named Executive Officer based on achievement of the EPS goal and each individual’s performance, as described below.

Fiscal 2013 Bonus Targets

At a meeting held in March 2013, the Compensation Committee reviewed the bonus targets under the Bonus Plan for each Named Executive Officer. The Compensation Committee considered the recommendations of the Chief Executive Officer, which were informed by the following factors:

•	Each executive’s respective responsibilities;

•	The bonus targets set by our proxy peers;

•	The relationship of the bonus target to other compensation elements; and

•	Whether the established bonus targets are effective in motivating our executives to deliver strong performance.

The target bonuses as a percentage of base salary under the Bonus Plan remained unchanged, with the exception of Ms. Whalen, the Chief Financial Officer, whose target bonus was increased from 70% to 100% of base salary to reflect Ms. Whalen’s increased experience and responsibility.

In executive session at a meeting in March 2013, without the Chief Executive Officer present, the Compensation Committee reviewed Ms. Alber’s bonus target and concluded that her bonus target would remain unchanged for fiscal 2013 as her total cash compensation is properly positioned.

The target bonuses as a percentage of base salary under the Bonus Plan for fiscal 2012 and fiscal 2013 are listed below for each Named Executive Officer.

Named Executive Officer	Fiscal 2012 Target Bonus (as a Percentage of Base Salary)	Fiscal 2013 Target Bonus (as a Percentage of Base Salary)
Laura J. Alber	150%	150%
Julie P. Whalen	70%	100%
Sandra N. Stangl	100%	100%
Janet M. Hayes	100%	100%
Patrick J. Connolly	100%	100%

Our Bonus Performance Goal – EPS

The pool from which executive bonuses are paid depends on our achievement of EPS goals established by the Compensation Committee. For fiscal 2013, the Compensation Committee set a diluted EPS target of $2.80 (excluding extraordinary non-recurring charges). The target performance goal required significant improvement over fiscal 2012 results for executives to earn target payout. The threshold goal also required an overall increase in annual EPS for any bonuses to be paid under the Bonus Plan in fiscal 2013. For fiscal 2013, the pool funded between the target and maximum performance goals.

Individual Bonus Objectives

If the company meets the minimum threshold EPS goal under the Bonus Plan, individual performance is assessed in order to determine the payout of bonuses. The Compensation Committee believes that the achievement of individual objectives is critical to the overall success of the company and, as such, bonuses are paid to reflect individual achievement. For example, if an executive fails to fully meet some or all individual objectives, the executive’s bonus may be significantly reduced or even eliminated. Conversely, if the objectives are overachieved, awards may be subject to less or no reduction from the maximum amount payable to the executive based on our achievement of the primary positive net cash flow goal described above.

In March 2014, the Compensation Committee reviewed the fiscal 2013 performance of each Named Executive Officer and considered the recommendations of the Chief Executive Officer, which were informed by the following factors, in determining bonus payouts to executives:

•	Achievement of established financial and operating objectives; and

•

A qualitative assessment of each executive’s leadership accomplishments in the fiscal year, noting that accomplishments that increase stockholder return or that significantly impact future stockholder return are significant factors in the assessment of individual performance.

The Compensation Committee decides the bonus amount, if any, for the Chief Executive Officer in an executive session in which the Chief Executive Officer is not present. In March 2014, the Compensation Committee recognized the Chief Executive Officer’s outstanding leadership and achievement against financial objectives – growing revenues to $4.388 billion, increasing earnings per share to $2.82, and returning over $350 million to stockholders – as well as significant progress against our long-term strategies: strengthening our brands, laying the foundation for global expansion and new business development, investing in our supply chain to reduce cost and improve service, and investing in the technologies and infrastructure underlying all of these initiatives. The Compensation Committee also reviewed our Chief Executive Officer’s performance against our core values, in particular noting the Chief Executive Officer’s development of a strong culture and an exceptional leadership team, and the company’s continued achievements in the areas of corporate responsibility and sustainability.

For fiscal 2013, the Compensation Committee approved the following bonus payments under the Bonus Plan for each Named Executive Officer.

Named Executive Officer	Fiscal 2013 Bonus Amount*	Fiscal 2013 Actual Bonus (as a Percentage of Target)
Laura J. Alber	$3,500,000	179%
Julie P. Whalen	$850,000	142%
Sandra N. Stangl	$1,800,000	180%
Janet M. Hayes	$1,000,000	132%
Patrick J. Connolly	$750,000	117%

*	Reflects the Compensation Committee’s exercise of discretion to reduce the maximum amount payable to the executive under the Bonus Plan for fiscal 2013 from $10,000,000 to the amount shown.

Long-Term Incentives

The third component of the company’s compensation program is long-term equity compensation. The Compensation Committee believes that equity compensation awards encourage our executives to work toward the company’s long-term business and strategic objectives and to maximize long-term stockholder returns. In addition, the Compensation Committee believes that equity awards incentivize executives to remain with the company.

In fiscal 2013, equity was granted to our Named Executive Officers in the form of RSUs with a performance-based vesting requirement and a time-based vesting schedule of 25% per year over four years. The Compensation Committee believes that granting equity in the form of RSUs drives strong performance, aligns each executive’s interests with those of stockholders, and provides an important and powerful retention tool.

The performance criterion for the fiscal 2013 performance-based RSUs required that the company achieve positive net cash flow provided by operating activities in fiscal 2013 as provided on the company’s consolidated statements of cash flows. The performance criterion for fiscal 2013 was achieved.

In determining the type and number of equity awards granted to each Named Executive Officer, the Compensation Committee considered the recommendations of the Chief Executive Officer, which were based on:

•	The executive’s performance and contribution to the profitability of the company;

•	The type and number of awards previously granted to each executive;

•	The executive’s outstanding equity awards;

•	The vesting schedule of the executive’s outstanding equity awards;

•	The relative value of awards offered by peer companies to executives in comparable positions;

•	The appropriate mix between long-term incentive awards and other types of compensation, such as base salary and bonus; and

•	Additional factors, including increased responsibilities, succession planning and retention strategy.

The Compensation Committee believes that each factor influences the type and number of shares appropriate for each individual and that no one factor is determinative.

In determining the long-term incentive grant for the Chief Executive Officer, the Compensation Committee took into account a number of factors, including the company’s performance and the assessment by the Compensation Committee of the Chief Executive Officer’s performance.

Equity grants approved by the Compensation Committee in April 2013 were as follows.

Named Executive Officer	Number of Restricted Stock Units
Laura J. Alber	131,307
Julie P. Whalen	25,323
Sandra N. Stangl	46,895
Janet M. Hayes	33,764
Patrick J. Connolly	20,821

Benefits Provided to Named Executive Officers

All of the benefits offered to our Named Executive Officers are offered broadly to our full-time associates except that a limited number of company executives are provided with reimbursement of financial consulting services up to $12,000 annually. The Compensation Committee believes that providing this assistance is prudent given the complexity of these executives’ compensation and financial arrangements. The value of the benefits offered to each of the Named Executive Officers is detailed in the Other Annual Compensation from Summary Compensation Table on page 42. As noted previously, the company does not provide any income tax gross-ups to Named Executive Officers on any benefits.

Additional Information

Executive Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our Named Executive Officers, among others. Executive stock ownership supports the company’s primary objective of creating long-term value for stockholders by aligning the executives’ interests directly with those of the company’s stockholders. Each executive is expected to maintain this minimum ownership while employed with us. The guidelines for stock ownership are:

President and Chief Executive Officer:	Five times Base Salary
Other Named Executive Officers:	One times Base Salary

The following equity holdings count toward the stock ownership guidelines: shares directly owned by the executive or his or her immediate family members; shares held in trust or any similar entity benefiting the executive or the executive’s immediate family; and shares owned through the Williams-Sonoma, Inc. 401(k) Plan. Unexercised stock appreciation rights, unexercised stock options, and unvested restricted stock units or other full-value awards do not count towards the stock ownership guidelines listed above.

Executives covered under the ownership guidelines are required to retain at least 50% of the net after-tax shares received as a result of the release of restricted stock units until the applicable ownership guideline has been achieved. All of our Named Executive Officers have met or exceeded the applicable guideline for stock ownership.

In March 2014, the Compensation Committee increased the guidelines for stock ownership for Named Executive Officers, other than the President and Chief Executive Officer, from one times to two times base salary, effective March 2015.

Double-Trigger Change of Control Provisions

Each of our Named Executive Officers is entitled to double-trigger change of control benefits under either a Management Retention Agreement or our 2012 EVP Level Management Retention Plan, other than our Chief Executive Officer, who is entitled to such benefits under an individual arrangement. None of our Named Executive Officers are provided with any type of golden parachute excise tax gross-up. We believe that our change of control arrangements are competitive compensation practices and meet the company’s objectives of:

•	Enhancing our ability to retain these key executives as such arrangements are an important component of competitive compensation programs;

•	Ensuring that our executives remain objective and fully dedicated to the company’s business and strategic objectives at a critical time; and

•	Facilitating a smooth transition should a change in control occur.

The Compensation Committee has considered the total potential cost of the change of control arrangements provided to our Named Executive Officers and has determined that such cost is reasonable and reflects the importance of the objectives described above.

Severance Protection for the Chief Executive Officer

As described in the section titled “Employment Contracts and Termination of Employment and Change-of-Control Arrangements” beginning on page 46, we have entered into a severance arrangement with Ms. Alber providing for certain severance benefits following a change of control in the event of a termination of her employment without cause or her voluntary termination for good reason. The Compensation Committee implemented this arrangement to ensure that she remains focused on the company’s business and strategic objectives rather than potential personal economic exposure under these particular circumstances. The Compensation Committee has considered the total potential cost of her severance benefits and determined them to be reasonable.

Severance Protection for the President, Williams-Sonoma Brand

In March 2013, Ms. Hayes became President of the Williams-Sonoma brand, leaving her role as President of Pottery Barn Kids and PBteen. As Ms. Hayes moved to this new role, the Compensation Committee believed it in the best interests of the Company and its stockholders to provide Ms. Hayes with certain employment protections through May 2015. Details of Ms. Hayes’ employment agreement are described in the section titled “Employment Contracts and Termination of Employment and Change-of-Control Arrangements” beginning on page 46.

RSU Vesting Provisions Upon Retirement

Grants of RSUs, including the performance-based RSUs granted to our Named Executive Officers, include an acceleration feature that provides for full vesting upon retirement, which is defined as leaving the company at age 70 or later, with a minimum of 15 years of service.

Clawback Policy Following Financial Restatement

We do not have a formal policy regarding recovery of past payments or awards in the event of a financial restatement, but in such event, the Compensation Committee will review all performance-based compensation and consider initiating recovery of any favorably impacted performance-based compensation in appropriate circumstances. Additional remedial actions could include an executive’s termination of employment. Further, we intend to implement any recovery policies required by applicable law, including anticipated SEC rulemaking under the Dodd-Frank Act.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) disallows the deduction of compensation paid to certain executives in excess of $1,000,000 unless it is “qualified performance-based compensation.” The Compensation Committee reviews the potential impact of Section 162(m) as it constructs the compensation program and in relation to the level of each element of compensation, but reserves the right to pay non-deductible compensation where appropriate to achieve our business objectives. Bonuses awarded to our executives in fiscal 2013 under our Bonus Plan, as well as the equity awards granted to our executives, are intended to qualify as performance-based compensation. However, because of the fact-based nature of the qualified performance-based compensation exception and the limited availability of binding guidance thereunder, we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation so qualifies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the company’s Annual Report on Form 10-K for fiscal 2013.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Adrian D.P. Bellamy, Chairman

Rose Marie Bravo

Anthony A. Greener

Ted W. Hall

Lorraine Twohill

Summary Compensation Table for Fiscal 2013, Fiscal 2012 and Fiscal 2011

This table sets forth the annual and long-term compensation earned by our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Laura J. Alber	2013	$1,350,000	—		$6,999,976	—	$3,500,000	$72,826	$11,922,802
Director, President	2012	$1,280,769	—		$5,960,024	—	$2,800,000	$69,579	$10,110,372
and Chief Executive	2011	$1,156,731	—		$2,738,699	$2,691,081	$2,600,000	$25,020	$9,211,531
Officer (PEO)

Julie P. Whalen(5)	2013	$611,538	—		$1,349,969	—	$850,000	$18,216	$2,829,723
Executive Vice	2012	$479,231	$100,000	(6)	$1,877,243	—	$750,000	$36,938	$3,243,412
President, Chief
Financial Officer (PFO)

Sandra N. Stangl	2013	$992,308	—		$2,499,972	—	$1,800,000	$45,424	$5,337,704
President, Pottery Barn,	2012	$790,385	—		$1,676,181	—	$1,600,000	$52,303	$4,118,869
Pottery Barn Kids and	2011	$716,346	—		$746,899	$733,964	$1,200,000	$16,770	$3,413,979
PBteen Brands

Janet M. Hayes(7)	2013	$769,615	—		$1,799,959	—	$1,000,000	$30,163	$3,599,737
President, Williams- Sonoma Brand

Patrick J. Connolly	2013	$668,510	—		$1,109,968	—	$750,000	$47,149	$2,575,627
Director and	2012	$640,144	—		$1,117,516	—	$700,000	$65,411	$2,523,071
Executive Vice	2011	$616,615	—		$622,450	$611,613	$700,000	$16,319	$2,566,997
President, Chief Marketing Officer

(1)	Variances in the salary column versus annual base salary are a result of the timing of paychecks issued in a given fiscal year.

(2)	Based on the fair market value of awards granted in fiscal 2013, fiscal 2012, and fiscal 2011, which is calculated by multiplying the closing price of our stock on the trading day prior to the grant date by the number of units granted. The number of restricted stock units granted is determined by dividing the total monetary value of each award by the closing price of our common stock on the trading day prior to the grant date, rounding down to the nearest whole share.

(3)	Based on the fair market value of awards granted in fiscal 2013, fiscal 2012, and fiscal 2011. The fair market value assumptions used in the calculation of these amounts are included in Note H to our Consolidated Financial Statements, which is included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2014.

(4)	Details are provided in the “Other Annual Compensation from Summary Compensation” table on page 42.

(5)	Ms. Whalen was promoted to Executive Vice President, Chief Financial Officer and became a Named Executive Officer in fiscal 2012.

(6)	Represents a special, discretionary bonus of $100,000 that was awarded to Ms. Whalen in recognition of her service as the Company’s Acting Chief Financial Officer.

(7)	Ms. Hayes became a Named Executive Officer for the first time in fiscal 2013.

Other Annual Compensation from Summary Compensation Table

This table sets forth the compensation and benefits included under “All Other Compensation” in the Summary Compensation table above.

	Fiscal Year	Life Insurance Premiums(1)	Matching Contribution to the 401(k) Plan(2)	Car Allowance	Executive Financial Services	Dividend Equivalent Payments	Total
Laura J. Alber	2013	$3,883	$9,000	$6,000	—	$53,943	$72,826
	2012	$2,340	$7,577	$6,000	$12,000	$41,662	$69,579
	2011	$420	$7,350	$6,000	—	$11,250	$25,020

Julie P. Whalen	2013	$1,401	$8,365	$6,000	—	$2,450	$18,216
	2012	$416	$7,679	$6,000	$12,000	$10,843	$36,938

Sandra N. Stangl	2013	$3,578	$9,135	$6,000	$12,000	$14,711	$45,424
	2012	$1,829	$7,452	$6,000	$12,000	$25,022	$52,303
	2011	$420	$7,350	$6,000	—	$3,000	$16,770

Janet M. Hayes	2013	$2,774	$8,638	$6,000	—	$12,751	$30,163

Patrick J. Connolly	2013	$20,634	$8,255	$6,000	—	$12,260	$47,149
	2012	$18,715	$7,331	$6,000	—	$33,365	$65,411
	2011	$2,969	$7,350	$6,000	—	—	$16,319

(1)	Premiums paid by us for term life insurance in excess of $50,000 for each fiscal year.

(2)	Represents company matching contributions under our 401(k) plan. Similar to our other full-time employees, Named Executive Officers are eligible to participate in our 401(k) plan and receive matching contributions from the company of up to $7,650 during calendar 2013. Matching amounts above this maximum are due to differences between calendar and fiscal year contributions.

Grants of Plan-Based Awards

This table sets forth certain information regarding all grants of plan-based awards made to the Named Executive Officers during fiscal 2013.

	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)(1)(2)	Maximum ($)(2)
Laura J. Alber	—	—	—	$1,950,000	$10,000,000	—	—
	4/26/2013	3/27/2013	—	—	—	131,307	$6,999,976

Julie P. Whalen	—	—	—	$600,000	$10,000,000	—	—
	4/26/2013	3/27/2013	—	—	—	25,323	$1,349,969

Sandra N. Stangl	—	—	—	$1,000,000	$10,000,000	—	—
	4/26/2013	3/27/2013	—	—	—	46,895	$2,499,972

Janet M. Hayes	—	—	—	$760,000	$10,000,000	—	—
	4/26/2013	3/27/2013	—	—	—	33,764	$1,799,959

Patrick J. Connolly	—	—	—	$643,750	$10,000,000	—	—
	4/26/2013	3/27/2013	—	—	—	20,821	$1,109,968

(1)	Target potential payment for each eligible executive pursuant to our established incentive targets.

(2)	To ensure deductibility under our stockholder-approved 2001 Incentive Bonus Plan (intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m)), the Compensation Committee specified a primary performance goal. For fiscal 2012, the Compensation Committee established the primary performance goal for the 2001 Incentive Bonus Plan as positive net cash provided by operating activities (excluding any non-recurring charges) as provided on the company’s consolidated statements of cash flows. The Compensation Committee also set a secondary performance goal to guide its use of discretion in determining whether to reduce bonus amounts from the maximum available under the 2001 Incentive Bonus Plan; the Compensation Committee typically expects to pay bonuses at target levels if the secondary performance goal is fully met. For fiscal 2013, the Compensation Committee set the secondary performance goal as an earnings per share target of $2.80 (excluding extraordinary non-recurring charges, and including any amounts payable to covered employees under the 2001 Incentive Bonus Plan). As further described in the Compensation Discussion and Analysis beginning on page 26, in the first quarter of fiscal 2014, the Compensation Committee determined that the 2001 Incentive Bonus Plan’s primary and secondary performance goals were achieved, but the Compensation Committee elected to apply its discretion in determining to reduce the actual amount to be paid to the Named Executive Officers under the 2001 Incentive Bonus Plan below the maximum potential payment.

(3)	Grants of restricted stock units.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth information regarding equity awards held by our Named Executive Officers on February 2, 2014.

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Laura J. Alber	93,093	93,092(2)	—	$40.87	4/5/2018
	50,000	50,000(3)	—	$27.72	3/25/2020
	50,000	—	—	$34.89	3/27/2017

Julie P. Whalen	4,233	4,232(2)	—	$40.87	4/5/2018

Sandra N. Stangl	25,390	25,390(2)	—	$40.87	4/5/2018

Janet M. Hayes	22,006	22,004(2)	—	$40.87	4/5/2018
	1,250	—	—	$8.01	12/19/2018

Patrick J. Connolly	21,158	21,157(2)	—	$40.87	4/5/2018
	7,032	2,343(3)	—	$27.72	3/25/2020
	160,000	—	—	$8.56	11/7/2018
	50,000	—	—	$40.44	3/15/2016
	40,000	—	—	$38.84	5/27/2015
	50,000	—	—	$32.39	6/30/2014

(1)	Includes grants of options and stock-settled stock appreciation rights.

(2)	Stock-settled stock appreciation rights vest at the rate of 25% of the total number of shares subject to the stock-settled stock appreciation rights per year, with remaining vesting dates of April 5, 2014 and April 5, 2015.

(3)	Stock-settled stock appreciation rights vest at the rate of 25% of the total number of shares subject to the stock-settled stock appreciation rights per year, with remaining vesting dates of March 25, 2014.

	Stock Awards
	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Laura J. Alber	131,307	(2)	$7,158,858	—	—
	160,345	(3)	$8,742,009	—	—
	33,505	(4)	$1,826,693	—	—
	280,000	(5)	$15,265,600	—	—
Julie P. Whalen	25,323	(2)	$1,380,610	—	—
	42,750	(6)	$2,330,730	—	—
	10,020	(3)	$546,290	—	—
	1,523	(7)	$83,034	—	—
	8,750	(8)	$477,050	—	—
Sandra N. Stangl	46,895	(2)	$2,556,715	—	—
	45,095	(3)	$2,458,579	—	—
	9,138	(4)	$498,204	—	—
	25,000	(5)	$1,363,000	—	—
Janet M. Hayes	33,764	(2)	$1,840,813	—	—
	35,075	(3)	$1,912,289	—	—
	7,920	(4)	$431,798	—	—
	50,000	(5)	$2,726,000	—	—
Patrick J. Connolly	20,821	(2)	$1,135,161	—	—
	30,065	(3)	$1,639,144	—	—
	7,615	(4)	$415,170	—	—
	11,250	(5)	$613,350	—	—

(1)	Based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(2)	Represents restricted stock units granted on April 26, 2013. The restricted stock units vest as follows: (i) 25% of the units vest on April 26, 2014; (ii) 25% of the units vest on April 26, 2015; (iii) 25% of the units vest on April 26, 2016; and (iv) 25% of the units vest on April 26, 2017, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2013 as provided on the company’s consolidated statements of cash flows. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(3)	Represents restricted stock units granted on April 16, 2012. The restricted stock units vest as follows: (i) 50% of the units vest on April 16, 2014 and (ii) 50% of the units vest on April 16, 2016, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2012 as provided on the company’s consolidated statements of cash flows. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(4)	Represents restricted stock units granted on April 5, 2011. The restricted stock units vest as follows: (i) 50% of the units vested on April 5, 2013 and (ii) 50% of the units vest on April 5, 2015, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2011 as provided on the company’s consolidated statements of cash flows. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(5)

Represents restricted stock units granted on March 25, 2010. The restricted stock units vest in full four years following the date of grant on March 25, 2014 subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) for fiscal 2010 as provided on the company’s consolidated statements of cash flows. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(6)	Represents restricted stock units granted on July 30, 2012. The restricted stock units vest as follows: (i) 50% of the units vest on July 30, 2014 and (ii) 50% of the units vest on July 30, 2016, each subject to continued service and a performance criterion of positive net cash flow provided by operating activities (excluding any non-recurring charges) in the last two fiscal quarters of fiscal 2012 as provided on the company’s consolidated statements of cash flows. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(7)	Represents restricted stock units granted on April 5, 2011. The restricted stock units vest as follows: (i) 50% of the units vested on April 5, 2013 and (ii) 50% of the units vest on April 5, 2015, each subject to continued service. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

(8)	Represents restricted stock units granted on March 25, 2010. The restricted stock units vest in full four years following the date of grant on March 25, 2014 subject to continued service. In addition, upon vesting, the executive receives a cash payment equal to dividends declared between the grant date and the vesting date.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises and vesting of equity awards held by our Named Executive Officers during fiscal 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laura J. Alber	307,500	$8,083,650	33,505	$1,698,368
Julie P. Whalen	15,000	$629,700	1,522	$77,150
Sandra N. Stangl	22,500	$773,150	9,137	$463,155
Janet M. Hayes	—	$—	7,920	$401,465
Patrick J. Connolly	—	$—	7,615	$386,004

(1)	The value realized upon exercise is calculated as the difference between the closing price of our stock on the day prior to the exercise date multiplied by the number of shares exercised and the applicable exercise price of the options.

(2)	The value realized upon vesting is calculated as the closing price of our stock on the day prior to the vesting date multiplied by the number of units vested.

Pension Benefits

None of our Named Executive Officers received any pension benefits during fiscal 2013.

Nonqualified Deferred Compensation

None of our Named Executive Officers contributed to or received earnings from a company nonqualified deferred compensation plan during fiscal 2013.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

We have entered into a management retention agreement with each of our Named Executive Officers. The retention agreement with each of Ms. Whalen, Mr. Connolly, Ms. Hayes and Ms. Stangl has an initial two-year term and will be automatically extended for one year following the initial term unless either party provides notice of non-extension. If we enter into a definitive agreement with a third party providing for a “change of control,” each retention agreement will be automatically extended for 18 months following the change of control. In addition, effective November 1, 2012, we adopted the 2012 EVP Level Management Retention Plan, or the EVP Retention Plan. The EVP Retention Plan will replace the individual management retention agreements that we previously entered into with each Named Executive Officer, other than the agreement entered into with Ms. Alber, which remains in effect. The EVP Retention Plan provides that the executives will automatically become participants in the plan upon the later of (i) the effective date of the EVP Retention Plan, or (ii) the lapse of the term of such executive’s management retention agreement with the company in existence on the effective date of the EVP Retention Plan. The EVP Retention Plan will remain in effect through November 15, 2015, unless earlier terminated by the company in accordance with the plan. The EVP Retention Plan provides for substantially the same severance benefits as the individual agreements.

We entered into an amended and restated management retention agreement with Ms. Alber on September 6, 2012. The management retention agreement restates substantially all of the material terms of the prior agreement, with the exception of extending the term of the agreement through September 7, 2033. All other terms are substantially the same as the EVP Retention Plan.

If within 18 months following a change of control, an executive’s employment is terminated by us without “cause,” or by the executive for “good reason,” then (i) 100% of such executive’s outstanding equity awards, including full value awards, with performance-based vesting where the payout is a set number or zero depending on whether the performance metric is obtained, will immediately become fully vested, except that if a full value award has performance-based vesting and the performance period has not been completed and the number of shares that can be earned is variable based on the performance level, a pro-rata portion of such executive’s outstanding equity awards will immediately become fully vested at the target performance level, and (ii) in lieu of continued employment benefits (other than as required by law), such executive will be entitled to receive payments of $3,000 per month for 12 months.

In addition, if, within 18 months following a change of control, the executive’s employment is terminated by us without “cause,” or by the executive for “good reason,” such executive will be entitled to receive (i) severance equal to 200% of such executive’s base salary as in effect immediately prior to the change of control or such executive’s termination, whichever is greater, with such severance to be paid over 24 months, and (ii) 200% of the average annual bonus received by such executive in the last 36 months prior to the termination, with such severance to be paid over 24 months.

Each executive’s receipt of the severance benefits discussed above is contingent on such executive signing and not revoking a release of claims against us, such executive’s continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), such executive not accepting employment with one of our competitors, and such executive’s continued non-disparagement of us. In the event that the severance payments and other benefits payable to an executive under a retention agreement constitute a “parachute payment” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the executive’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to a lesser extent such that no portion of the benefits are subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the EVP Retention Plan, “cause” means: (i) an act of dishonesty made by the executive in connection with his or her responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics; or (vi) the executive’s continued failure to perform his or her employment duties after he or she has received a written demand of performance which specifically sets forth the factual basis for the belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance within 30 days after receiving such notice.

For purposes of the EVP Retention Plan, “change of control” means the occurrence of any of the following events: (i) a change in the ownership of the company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the company will not be considered a change of control; or (ii) a change in the effective control of the company which occurs on the date that a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; provided, however, that for purposes of this subsection (ii), if any Person is considered to effectively control the company, the acquisition of additional control of the company by the same Person will not be considered a change of control; or (iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the company’s assets: (A) a transfer to an entity that is controlled by the company’s stockholders immediately after the transfer, or (B) a transfer of assets by the company to: (1) a stockholder of the company (immediately before the asset transfer) in exchange for or with respect to the company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company. Notwithstanding the foregoing, a transaction shall not be deemed a change of control unless the transaction qualifies as a change in the ownership of the company, change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets, each within the meaning of Section 409A.

For purposes of the EVP Retention Plan, “good reason” means, without the executive’s consent, (i) a reduction in his or her annual base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of his or her authority or responsibilities, (iii) a reduction of the executive’s title, (iv) the executive ceasing to report directly to a specified individual or the Board of the company or the entity holding all or substantially all of the company’s assets following a change of control, or (v) relocation of the executive to a location more than 50 miles from the company’s San Francisco, California main office location. In addition, upon any such voluntary termination for good reason the executive must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

Laura J. Alber

We entered into an amended and restated employment agreement with Laura J. Alber, effective as of September 6, 2012, which amended and restated the prior agreement entered into with Ms. Alber, effective

May 26, 2010. The employment agreement restates substantially all of the material terms of the prior agreement, with the exception of extending the term of the agreement through September 7, 2033 and referencing Ms. Alber’s current base salary of $1,300,000. If we terminate Ms. Alber’s employment without “cause,” if she terminates her employment with us for “good reason,” or if her employment is terminated due to her death or “disability,” she will be entitled to receive (i) severance equal to 24 months of her base salary to be paid over 24 months, (ii) a lump sum payment equal to 200% of the average annual bonus received by her in the last 36 months prior to the termination, (iii) in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 18 months, and (iv) accelerated vesting of her then-outstanding equity awards that vest solely based upon Ms. Alber’s continued service by up to an additional 18 months’ of vesting credit, and if the awards were subject to cliff-vesting of more than one year, the cliff-vesting provision will be lifted and vesting credit given as if the award had been subject to monthly vesting, and equity awards subject to performance-based vesting will remain outstanding through the date upon which the achievement of the applicable performance milestones are certified with such awards paid out, subject to the attainment of the applicable performance milestones, to the same extent and at the same time as if Ms. Alber had remained employed through the 18-month anniversary of her termination date. Ms. Alber’s receipt of the severance benefits discussed above is contingent on her signing and not revoking a release of claims against us, her continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), her not accepting employment with one of our competitors, and her continued non-disparagement of us.

For purposes of the employment agreement with Ms. Alber, “cause” is defined as (i) an act of dishonesty made by her in connection with her responsibilities as an employee, (ii) Ms. Alber’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Ms. Alber’s gross misconduct, (iv) Ms. Alber’s unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom she owes an obligation of nondisclosure as a result of her relationship with the company, (v) Ms. Alber’s willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics, or (vi) Ms. Alber’s continued failure to perform her employment duties after she has received a written demand of performance from the Board which specifically sets forth the factual basis for the Board’s belief that she has not substantially performed her duties and has failed to cure such non-performance to the company’s satisfaction within 30 days after receiving such notice.

For purposes of the employment agreement with Ms. Alber, “disability” means Ms. Alber (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering company employees.

For purposes of the employment agreement with Ms. Alber, “good reason” is defined as, without Ms. Alber’s consent, (i) a reduction in her base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of her authority or responsibilities, (iii) a reduction of Ms. Alber’s title, (iv) Ms. Alber ceasing to report directly to the Board of Directors, or (v) the Board of Directors failing to re-nominate Ms. Alber for Board membership when her Board term expires while she is employed by the company. In addition, upon any such voluntary termination for good reason, Ms. Alber must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

The following table describes the payments and/or benefits which would have been owed by us to Ms. Alber as of February 2, 2014 if her employment had been terminated in various situations.

Compensation and Benefits	For Good Reason	Involuntary Without Cause	Change-of- Control	Death	Disability
Base Salary(1)	$2,600,000	$2,600,000	$2,600,000	$2,600,000(2)	$2,600,000(2)
Bonus Payment(3)	$5,433,333	$5,433,333	$5,433,333	$5,433,333(2)	$5,433,333(2)
Equity Awards	$24,073,976(4)	$24,073,976(4)	$35,603,865(5)	$24,073,976(4)	$24,073,976(4)
Health Care Benefits(6)	$54,000	$54,000	$36,000	$54,000	$54,000

(1)	Represents 200%, or 24 months, of Ms. Alber’s base salary as of February 2, 2014.

(2)	Will be reduced by the amount of any payments Ms. Alber receives through company-paid insurance policies.

(3)	Represents 200% of the average annual bonus received by Ms. Alber in the 36-month period prior to February 2, 2014.

(4)	Represents the sum of (i) $21,463,270 for acceleration of vesting of 393,677 restricted stock units and (ii) $2,610,706 for acceleration of vesting of 143,092 shares underlying outstanding option awards. Value is based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(5)	Represents the sum of (i) $32,993,159 for acceleration of vesting of 605,157 restricted stock units and (ii) $2,610,706 for acceleration of vesting of 143,092 shares underlying outstanding option awards. Value is based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(6)	Based on a monthly payment of $3,000 to be paid by the company for 18 months or 12 months, as applicable, in lieu of continued employment benefits.

Janet M. Hayes

We entered into an employment agreement with Janet M. Hayes, effective as of August 9, 2013, in connection with her appointment as President, Williams-Sonoma Brand. The agreement has an initial term through May 3, 2015. The agreement provides that Ms. Hayes shall receive a base salary of $760,000 per year and a bonus for fiscal 2013 of at least $700,000, subject to the company’s achievement of target EPS under the company’s Bonus Plan.

If we terminate Ms. Hayes’ employment without “cause,” if she terminates her employment with us for “good reason,” or if her employment is terminated due to her death or “disability,” she will be entitled to receive (i) severance equal to 12 months of her base salary to be paid over 12 months, (ii) a lump sum payment equal to 100% of the average annual bonus received by her in the last 36 months prior to the termination, (iii) in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 18 months, and (iv) accelerated vesting of her then-outstanding equity awards that vest solely based upon Ms. Hayes’ continued service by up to an additional 18 months’ of vesting credit, and equity awards subject to performance-based vesting will remain outstanding through the date upon which the achievement of the applicable performance milestones are certified with such awards paid out, subject to the attainment of the applicable performance milestones, to the same extent and at the same time as if Ms. Hayes had remained employed through the 18-month anniversary of her termination date. Ms. Hayes’ receipt of the severance benefits discussed above is contingent on her signing and not revoking a release of claims against us, her continued compliance with our Code of Business Conduct and Ethics (including its provisions relating to confidential information and non-solicitation), her not accepting employment with one of our competitors, and her continued non-disparagement of us.

For purposes of the employment agreement with Ms. Hayes, “cause” is defined as (i) an act of dishonesty made by her in connection with her responsibilities as an employee, (ii) Ms. Hayes’ conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Ms. Hayes’ gross misconduct, (iv) Ms. Hayes’ unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom she owes an obligation of nondisclosure as a result of her relationship with the company, (v) Ms. Hayes’ willful breach of any obligations under any written agreement or covenant with the company or breach of the company’s Code of Business Conduct and Ethics, or (vi) Ms. Hayes’ continued failure to perform her employment duties after she has received a written demand of performance from the chief executive officer which specifically sets forth the factual basis for the chief executive officers’ belief that she has not substantially performed her duties and has failed to cure such non-performance to the company’s satisfaction within 30 days after receiving such notice.

For purposes of the employment agreement with Ms. Hayes, “disability” means Ms. Hayes (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering company employees.

For purposes of the employment agreement with Ms. Hayes, “good reason” is defined as, without Ms. Hayes’ consent, (i) a reduction in her base salary (except pursuant to a reduction generally applicable to senior executives of the company), (ii) a material diminution of her authority or responsibilities, (iii) a reduction of Ms. Hayes’ title, or (iv) Ms. Hayes ceasing to report directly to the chief executive officer. In addition, upon any such voluntary termination for good reason, Ms. Hayes must provide written notice to the company of the existence of one or more of the above conditions within 90 days of its initial existence and the company must be provided with at least 30 days to remedy the condition.

The following table describes the payments and/or benefits which would have been owed by us to Ms. Hayes as of February 2, 2014 if her employment had been terminated in various situations.

Compensation and Benefits	For Good Reason	Involuntary Without Cause	Change-of- Control	Death	Disability
Base Salary(1)	$760,000	$760,000	$1,520,000	$760,000(2)	$760,000(2)
Bonus Payment(3)	$733,333	$733,333	$1,466,667	$733,333(2)	$733,333(2)
Equity Awards	$4,414,271(4)	$4,414,271(4)	$7,211,255(5)	$4,414,271(4)	$4,414,271(4)
Health Care Benefits(6)	$54,000	$54,000	$36,000	$54,000	$54,000

(1)	Represents (i) 100%, or 12 months, or (ii) 200%, or 24 months, as applicable, of Ms. Hayes’ base salary as of February 2, 2014.

(2)	Will be reduced by the amount of any payments Ms. Hayes receives through company-paid insurance policies.

(3)	Represents (i) 100%, or 12 months, or (ii) 200%, or 24 months, as applicable, of the average annual bonus received by Ms. Hayes in the 36-month period prior to February 2, 2014.

(4)	Represents the sum of (i) $4,113,916 for acceleration of vesting of 75,457 restricted stock units and (ii) $300,355 for acceleration of vesting of 22,004 shares underlying outstanding option awards. Value is based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(5)	Represents the sum of (i) $6,910,900 for acceleration of vesting of 126,759 restricted stock units and (ii) $300,355 for acceleration of vesting of 22,004 shares underlying outstanding option awards. Value is based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(6)	Based on a monthly payment of $3,000 to be paid by the company for 18 months or 12 months, as applicable, in lieu of continued employment benefits.

All Other Named Executive Officers

As described above, the other Named Executive Officers are not entitled to severance benefits in connection with their termination for good reason, involuntary termination, death or disability. The following table describes the payments and/or benefits which would have been owed by us to the Named Executive Officers as of February 2, 2014 under the EVP Retention Plan (and individual agreements) if within 18 months following a change of control of the company, the executive’s employment was terminated by us without cause, or by the executive for good reason.

Potential Double-Trigger Change in Control Benefits
Name	Base Salary(1)	Bonus Payment(2)	Equity Awards(3)	Health Care Benefits(4)
Julie P. Whalen	$1,200,000	$866,667	$4,875,481(5)	$36,000
Sandra N. Stangl	$2,000,000	$2,666,667	$7,223,072(6)	$36,000
Patrick J. Connolly	$1,287,500	$1,466,667	$4,154,410(7)	$36,000

(1)	Represents 200% of each Named Executive Officer’s base salary as of February 2, 2014.

(2)	Represents 200% of the average annual bonus received by each Named Executive Officer in the 36-month period prior to February 2, 2014.

(3)	Value is based on a stock price of $54.52, the closing price of our common stock on January 31, 2014, the last business day of fiscal 2013.

(4)	Based on a monthly payment of $3,000 to be paid by the company for 12 months in lieu of continued employment benefits.

(5)	Represents the sum of (i) $4,817,714 for acceleration of vesting of 88,366 restricted stock units and (ii) $57,767 for acceleration of vesting of 4,232 shares underlying outstanding option awards.

(6)	Represents the sum of (i) $6,876,499 for acceleration of vesting of 126,128 restricted stock units and (ii) $346,573 for acceleration of vesting of 25,390 shares underlying outstanding option awards.

(7)	Represents the sum of (i) $3,802,825 for acceleration of vesting of 69,751 restricted stock units and (ii) $351,585 for acceleration of vesting of 23,500 shares underlying outstanding option awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have policies in our Code of Business Conduct and Ethics that provide that associates must not engage in any transaction when an associate may face a real or perceived conflict of interest with the company. Our Code of Business Conduct and Ethics is distributed to all employees on an annual basis and made available throughout the year in our internal document database. It is also available on our website and in print to any stockholder who requests it. In addition, we have in place policies and procedures with respect to related person transactions that provide that our executive officers, directors, director nominees and principal stockholders, as well as their immediate family members and affiliates, are not permitted to enter into a related party transaction with us unless (i) the transaction is approved or ratified by our Audit and Finance Committee or the disinterested members of our Board or (ii) the transaction involves the service of one of our executive officers or directors or any related compensation, is reportable under Item 402 of Regulation S-K and is approved by our Compensation Committee.

For the purposes of our related party transaction policy, “related party transaction” means any transaction in which the amount involved exceeds $120,000 in any calendar year and in which any of our executive officers, directors, director nominees and principal stockholders, as well as their immediate family members and affiliates, had, has or will have a direct or indirect material interest, other than transactions available to all of our employees.

It is our policy to approve related party transactions only when it has been determined that such transaction is in, or is not inconsistent with, our best interests and those of our stockholders, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Memphis-Based Distribution Facilities

Our Memphis-based distribution facilities include an operating lease entered into in July 1983 for a distribution facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 1”) comprised of the estate of W. Howard Lester (“Mr. Lester”), our former Chairman of the Board and Chief Executive Officer, and the estate of James A. McMahan (“Mr. McMahan”), a former Director Emeritus and significant stockholder. Partnership 1 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties. The terms of the lease automatically renewed until the bonds that financed the construction of the facility were fully repaid in December 2010, at which time we continued to rent the facility on a month-to-month basis. We subsequently agreed to lease the facilities from Partnership 1 through February 2014, at which time the lease was terminated. We made annual rental payments in fiscal 2013, fiscal 2012 and fiscal 2011 of approximately $618,000.

Our other Memphis-based distribution facility includes an operating lease entered into in August 1990 for another distribution facility that is adjoined to the Partnership 1 facility in Memphis, Tennessee. The lessor is a general partnership (“Partnership 2”) comprised of the estate of Mr. Lester, the estate of Mr. McMahan and two unrelated parties. Partnership 2 does not have operations separate from the leasing of this distribution facility and does not have lease agreements with any unrelated third parties. The term of the lease automatically renews on an annual basis until the bonds that financed the construction of the facility are fully repaid in August 2015. As of February 2, 2014, $3,753,000 was outstanding under the Partnership 2 bonds. We made annual rental payments of approximately $2,448,000, $2,473,000 and $2,516,000 plus applicable taxes, insurance and maintenance expenses in fiscal 2013, fiscal 2012 and fiscal 2011, respectively.

As of February 2, 2014, Partnership 2 qualifies as a variable interest entity and is consolidated by us due to its related party relationship and our obligation to renew the lease until the bonds are fully repaid. As such, as of February 2, 2014, our consolidated balance sheet includes $11,097,000 in assets (primarily buildings), $3,753,000 in debt and $7,344,000 in other long-term liabilities related to the consolidation of the Partnership 2 distribution facility.

Indemnification Agreements

We have indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including coverage of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our stock with the SEC. Based upon (i) copies of Section 16(a) reports that we received from such persons for their fiscal 2013 transactions and (ii) information provided to us by them, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

This table sets forth information regarding the ownership of our common stock as of March 31, 2014 by:

•	each person known to us to own more than 5% of our outstanding common stock;

•	each director nominee;

•	the Named Executive Officers; and

•	all current executive officers and directors as a group.

Unless otherwise noted, the persons listed below have sole voting and investment power. In addition, unless otherwise noted, the address of each stockholder noted in the following table is c/o Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109. Information regarding our non-management 5% stockholders is derived from the most recently available 13G filings.

		Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Position with Company	Common Stock		Awards Exercisable or Vesting within 60 Days(1)	Total		Percent of Class(2)
Capital Research Global Investors. 333 South Hope Street Los Angeles, CA 90071	—	7,566,000	(3)	—	7,566,000	(3)	8.0%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	—	6,853,526	(4)	—	6,853,526	(4)	7.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	—	6,215,352	(5)	—	6,215,352	(5)	6.6%
Survivor’s Trust created under the McMahan Family Trust dtd 1/25/84	—	5,599,466	(6)	—	5,599,466	(6)	5.9%
2 Oakmont Drive Los Angeles, CA 90049
Patrick J. Connolly	Director and Executive Vice President, Chief Marketing Officer	788,113	(7)	251,349	1,039,462		1.1%
Laura J. Alber	Director, Chief Executive Officer and President	280,540	(8)	302,637	583,177		*
Julie P. Whalen	Executive Vice President, Chief Financial Officer	11,183	(9)	17,689	28,872		*
Janet M. Hayes	President, Williams-Sonoma Brand	29,754		36,980	66,734		*
Sandra N. Stangl	President, Pottery Barn Brands	24,482	(10)	72,355	96,837		*

		Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Position with Company	Common Stock	Awards Exercisable or Vesting within 60 Days(1)	Total	Percent of Class(2)

Adrian D.P. Bellamy	Director	28,216	5,585	33,801	*

Rose Marie Bravo	Director	5,245	1,693	6,938	*

Mary Ann Casati	Director	5,257	1,693	6,950	*

Adrian T. Dillon	Director	57,014(11)	38,910	95,924	*

Anthony A. Greener	Director	33,089	8,443	41,532	*

Ted W. Hall	Director	15,004(12)	8,443	23,447	*

Michael R. Lynch	Director	11,964	22,094	34,058	*

Lorraine Twohill	Director	5,257	1,693	6,950	*

All current executive officers and directors as a group (14 persons)	—	1,306,945(13)	821,525	2,128,470	2.3%

*	Less than 1%.

(1)	Reflects stock options that are or will become exercisable, stock-settled stock appreciation rights that are or will become settleable and restricted stock units vesting within 60 days of March 31, 2014 (prior to withholding of any such shares to satisfy applicable statutory withholding requirements).

(2)	Assumes exercise, settlement or vesting of awards included in footnote (1) into shares of our common stock with respect to the named individual. Based on 94,125,832 shares outstanding as of March 31, 2014.

(3)	The information above and in this footnote is based on information taken from the Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, with the Securities and Exchange Commission on February 13, 2014.

(4)	The information above and in this footnote is based on information taken from the Schedule 13G filed by JPMorgan Chase & Co. with the Securities and Exchange Commission on January 21, 2014 on behalf of itself and its wholly owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management, Inc., JPMorgan Asset Management (UK) Ltd., J.P. Morgan Trust Company of Delaware and JPMorgan Asset Management (Canada) Inc. JPMorgan Chase & Co. is the beneficial owner of 6,853,526 shares of our common stock on behalf of other persons known to have the right to receive dividends for such stock, the power to direct the receipt of dividends from such securities, the right to receive the proceeds from the sale of such securities and/or the right to direct the receipt of proceeds from the sale of such securities, and has the sole power to vote or direct the vote of 6,661,149 shares, the shared power to vote or direct the vote of 182,862, the sole power to dispose or to direct the disposition of 6,664,495 shares and the shared power to dispose or to direct the disposition of 187,685 shares.

(5)	The information above is based on information taken from the Schedule 13G of BlackRock, Inc. filed with the Securities and Exchange Commission on January 31, 2014.

(6)	The information above is based on information taken from the Schedule 13G of Survivor’s Trust created under the McMahan Family Trust dtd 1/25/84 (formerly known as McMahan Family Trust dtd 12/7/06) filed with the Securities and Exchange Commission on February 13, 2014.

(7)	Includes 37,875 shares held by Mr. Connolly in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 31, 2014. The number of shares listed in the table also includes 225,000 shares that are owned by Fanshell Investors LLC. Mr. Connolly is a managing member of Fanshell Investors LLC, and has shared voting and dispositive power over the shares.

(8)	Includes 13,055 shares held by Ms. Alber in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 31, 2014.

(9)	Includes 917 shares held by Ms. Whalen in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 31, 2014.

(10)	Includes 5,564 shares held by Ms. Stangl in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on a statement dated March 31, 2014.

(11)	Includes 2,300 shares owned by Mr. Dillon’s children. The number of shares listed in the table also includes 54,714 shares that are owned by the Dillon Family Trust, of which Mr. Dillon is the trustee.

(12)	Includes 15,004 shares that are owned by the Hall 2006 Trust, of which Mr. Hall is the trustee.

(13)	Includes 57,596 shares held by the executive officers in the Williams-Sonoma, Inc. Stock Fund under our 401(k) plan, based on statements dated March 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of February 2, 2014.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	5,159,701	$30.02	6,164,080
Equity compensation plans not approved by security holders(3)	2,200	$38.84	—

Total	5,161,901	$30.03	6,164,080

(1)	This reflects our 1993 Stock Option Plan and 2001 Long-Term Incentive Plan and includes stock options and stock appreciation rights, as well as 3,079,651 outstanding restricted stock units granted pursuant to the 2001 Long-Term Incentive Plan.

(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have no purchase price.

(3)	This reflects our 2000 Nonqualified Stock Option Plan, or the 2000 Plan, and includes only stock options. We ceased making awards under the 2000 Plan in May 2005, and no future awards will be granted from the 2000 Plan. In July 2000, our Compensation Committee approved the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options to employees who are not officers or members of our Board, and persons who have accepted employment and actually become employees within 120 days of such acceptance. The plan administrator determines when options granted under the 2000 Plan may be exercised, except that no options may be exercised less than six months after grant, except in the case of the death or disability of the optionee. Options granted under the 2000 Plan have an exercise price equal to 100% of the fair market value of the shares underlying the option on the date of grant. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, consideration received by us under “cashless exercise” programs or, if permitted by the plan administrator, promissory notes. In the event that we dissolve, liquidate, reorganize, merge or consolidate with one or more corporations as a result of which we are not the surviving corporation, or we sell substantially all of our assets or more than 80% of our then-outstanding stock, the 2000 Plan provides that the plan administrator will provide for one or more of the following: (i) each outstanding option will fully vest and become exercisable; (ii) the successor will assume or substitute for the options; (iii) the 2000 Plan will continue; or (iv) each outstanding option will be exchanged for a payment in cash or shares equal to the excess of the fair market value of our common stock over the exercise price.

Incentive Award Committee

Pursuant to its charter, the Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee does not delegate any of its authority with respect to executive officers and non-employee directors of the company. However, the Compensation Committee has appointed an Incentive Award Committee consisting of two of the company’s directors, Laura J. Alber and Patrick J. Connolly. The Compensation Committee also delegated to Adrian D.P. Bellamy, the Chairman of the Compensation Committee, and Laura J. Alber the authority to grant equity to certain non-executive employees within a stated budget in connection with the company’s annual equity grant.

The Compensation Committee has delegated to the Incentive Award Committee the authority to grant equity awards under the company’s 2001 Long-Term Incentive Plan to non-executive officer employees with a corporate rank at or below Senior Vice President. The Chief Executive Officer believes it is important to provide our associates with long-term incentive vehicles that are directly linked to stockholder return. Granting equity-based incentives aligns the interests of our associates with those of our stockholders and reinforces the company’s pay-for-performance strategy. This delegation is reviewed by the Compensation Committee annually and includes limitations on the number of shares subject to the grants, both on an individual basis and in the aggregate. Reports of awards made by the Incentive Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

STOCKHOLDER PROPOSALS

Stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 11, 2014 in order to be included in our Proxy Statement for the 2015 Annual Meeting.

In order to submit a proposal to be raised at the 2015 Annual Meeting that will not be included in our Proxy Statement for the 2015 Annual Meeting, stockholder proposals must comply with our Restated Bylaws. Under our Restated Bylaws a stockholder must give advance notice to our Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely under our Restated Bylaws, the notice must be received by our Secretary not less than 90 days or more than 120 days prior to May 29, 2015, the anniversary of our 2014 Annual Meeting. Therefore, stockholder proposals must be received by our Secretary at our principal executive offices between January 29, 2015 and February 28, 2015 in order to be raised at our 2015 Annual Meeting.

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Restated Bylaws, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2015 Annual Meeting must be delivered not later than the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Secretary must contain certain information as set forth in our Restated Bylaws and described under the section “Corporate Governance—Board Committees—Nominations and Corporate Governance Committee” about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Restated Bylaws.

If we receive notice of a matter to come before the 2015 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

Stockholder proposals should be sent to: Williams-Sonoma, Inc., Attention: Corporate Secretary, 3250 Van Ness Avenue, San Francisco, California 94109.

AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K

Pursuant to SEC rules, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Copies of this Proxy Statement and our Annual Report on Form 10-K, including the financial statements for fiscal 2013 as filed with the SEC, are available at our website at www.williams-sonomainc.com/investors/annual-reports.html and upon written request and without charge to any stockholder by writing to: Williams-Sonoma, Inc., Attention: Annual Report Administrator, 3250 Van Ness Avenue, San Francisco, California 94109.

San Francisco, California

April 10, 2014

WILLIAMS-SONOMA, INC.
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945
Address Change? Mark Box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” the election of the named directors, “FOR” Item 2, and “FOR” Item 3.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	01	Laura J. Alber	☐	☐	☐	06	Anthony A. Greener	☐	☐	☐
	02	Adrian D.P. Bellamy	☐	☐	☐	07	Ted W. Hall	☐	☐	☐

ò Please fold here – Do not separate ò

			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	03	Rose Marie Bravo	☐	☐	☐	08	Michael R. Lynch	☐	☐	☐
	04	Patrick J. Connolly	☐	☐	☐	09	Lorraine Twohill	☐	☐	☐
	05	Adrian T. Dillon	☐	☐	☐
2.	An advisory vote on executive compensation						☐ For ☐ Against ☐ Abstain
3.	Ratification of the selection of Deloittee & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2015						☐ For ☐ Against ☐ Abstain

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION “FOR” THE ELECTION OF THE NAMED DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

Date:	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WILLIAMS-SONOMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 29, 2014

9:00 a.m. (Pacific Daylight Time)

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, California 94109

Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109	Proxy

This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of Williams-Sonoma, Inc. (the “Company”) hereby appoints Laura J. Alber and Patrick J. Connolly, and each of them (the “Named Proxies”), with full power of substitution to each, true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all shares of Common Stock of the Company held of record by the undersigned on March 31, 2014, at the 2014 Annual Meeting of Stockholders of the Company, to be held on Thursday, May 29, 2014, at 9:00 a.m. (Pacific Daylight Time) at 3250 Van Ness Avenue, San Francisco, California 94109, and any adjournments or postponements thereof.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors, “FOR” Proposal 2, and “FOR” Proposal 3.

(Please date and sign on reverse side.)

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxypush.com/wsm Use the Internet to vote your proxy until 12:00 p.m. (PDT) on May 28, 2014.	PHONE 1-866-883-3382 Use a telephone to vote your proxy until 12:00 p.m. (PDT) on May 28, 2014.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.